Exhibit 2.1
Execution Copy

STOCK PURCHASE AGREEMENT
among
Ergon, Inc.,
Lion Oil Company
and
Delek US Holdings, Inc.
dated
March 17, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page
Section 12.13 Relationship of the Parties	67
Section 12.14 Counterparts	67

-iv-

Exhibits

Exhibit A	Restrictive Legend
Exhibit B	Form of New Lion Note
Exhibit C	Form of Buyer Guaranty
Exhibit D	Form of Lion Assignment Agreement
Exhibit E	Form of Asphalt Sales Agreement
Exhibit F	Form of Mutual Release
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Termination Agreement
Exhibit I	Form of Lion-Buyer Note
Exhibit J	Form of Muskogee Terminal Operations Agreement
Exhibit K	Form of Seller Transition Services Agreement
Exhibit L	Form of Lion Transition Services Agreement
Exhibit M	Form of Paline Option Agreement
Exhibit N	Dispute Resolution Procedures
Exhibit O	Form of Asphalt Marketing Agreement
Schedules

Schedule 1.1(i)	Permitted Asset Liens
Schedule 3.2(d)	Inventory Measurement Procedures
Schedule 3.2(e)	Letters of Credit
Schedule 3.3(a)(iv)	Third-Person Consents and Authorizations
Schedule 3.3(a)(xv)	Resignations
Schedule 3.3(c)(vii)	Third-Person Consents and Authorizations
Schedule 6.1	Operation of Business
Schedule 6.10	Corporate Structure of Buyer
Schedule 8.2(c)	Third-Person Consents and Authorizations
Schedule 8.3(c)	Third-Person Consents and Authorizations
Schedule 9.5(a)	Lion Non-Hires
Schedule 9.5(b)	Seller Non-Hires

-v-

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 17, 2011 (the “Execution Date”), by and among Ergon, Inc., a Mississippi corporation (“Seller”), Lion Oil Company, an Arkansas corporation (“Lion”), and Delek US Holdings, Inc., a Delaware corporation (“Buyer”). Buyer, Lion and Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
     A. Lion, by itself and through the Acquired Subsidiaries, owns, leases, operates or uses: (i) a crude oil refinery located in El Dorado, Arkansas, including a light products terminal located at Lion’s refinery complex in El Dorado, Arkansas (the “Refinery”); (ii) a gasoline and diesel terminal located in El Dorado, Arkansas; (iii) an asphalt distribution terminal located in El Dorado, Arkansas; (iv) a light products terminal located in Nashville, Tennessee; (v) a light products terminal located in Memphis, Tennessee; (vi) a crude oil pipeline between Finney, Louisiana and Magnolia, Arkansas; (vii) a crude oil pipeline between Magnolia, Arkansas and El Dorado, Arkansas; (viii) light products pipelines between the Refinery and a facility owned by a unit of Enterprise Products Company located in El Dorado, Arkansas; (ix) a crude oil gathering system located in southern Arkansas and northern Louisiana; (x) an industrial construction and engineering business based in El Dorado, Arkansas; (xi) an asphalt distribution terminal located in Henderson, Texas; and (xii) an asphalt distribution terminal located in Muskogee, Oklahoma.
     B. Seller is the record and beneficial owner of 4,450,000 shares of common stock, par value $0.10 per share, of Lion (the “Lion Shares”).
     C. Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Lion Shares, on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND DEFINITIONAL PROVISIONS
     Section 1.1 Definitions. As used in this Agreement (including in the preamble and recitals), the following terms, when capitalized, shall have the following meanings:
     “Acquired Subsidiaries” means El Dorado Pipeline Company, J. Christy Construction Co., Lion Oil Trading & Transportation and Magnolia Pipeline Company.
     “Adjusted Current Assets” means the current assets of the Companies (including spare parts but excluding catalysts), on a consolidated basis, determined in accordance with GAAP and the Companies’ past practices, consistently applied, as of the Measurement Time; provided, however, that for purposes of determining Adjusted Current Assets (1) with respect to the assets that constitute Related Party Receivables, Asphalt Inventory or Excess Inventory, such assets shall be included in such determination notwithstanding that any of such assets may not otherwise be reflected on the consolidated balance sheet of the Companies prepared as of the Measurement Time, but the value thereof as of the Measurement Time shall be reduced by the amounts deemed to constitute partial payments by Lion of the outstanding principal balance of the Lion/Ergon Debt pursuant to the provisions of Section 3.2(c)(ii), (iii) or (iv),

Stock Purchase Agreement

respectively, even if any such reduction results in a negative amount and (2) Inventory shall be measured and valued in accordance with Section 3.2(d)(vi).
     “Adjusted Current Liabilities” means the current liabilities of the Companies, on a consolidated basis, determined in accordance with GAAP and the Companies’ past practices, consistently applied, as of the Measurement Time; provided, however, that for purposes of determining Adjusted Current Liabilities there shall be excluded (i) the Lion/Ergon Debt, (ii) the Statoil Fees, (iii) any liabilities for Taxes caused by or resulting from any of the Contemplated Transactions, including the Paline Pipeline Equity Transfer, (iv) any liabilities for Taxes caused by or resulting from any event occurring after the Closing which is not in the ordinary course of the Business or (v) any liabilities for Taxes for which Seller or its Affiliates, other than the Companies, are liable to make the payment, including Taxes with respect to any Tax Return described in Section 7.3(c).
     “Adjusted Net Working Capital” means Adjusted Current Assets less Adjusted Current Liabilities; provided, however, that the Adjusted Net Working Capital shall not be less than zero.
     “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.
     “Agreement” has the meaning given such term in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.
     “Arbiter” has the meaning given such term in Section 3.2(d)(iv).
     “Asphalt Inventory” has the meaning given such term in Section 3.2(c)(ii).
     “Asphalt Marketing Agreement” has the meaning given such term in Section 3.3(a)(xi).
     “Asphalt Sales Agreement” has the meaning given such term in Section 3.2(c)(ii).
     “Asphalt Sales Period” has the meaning given such term in Section 9.4.
     “Authorization” means any franchise, permit, license, authorization, order, certificate, registration, exemption, concession, approval, variance, waiver, right or other consent or approval granted or issued by any Governmental Authority pursuant to any Law.
     “Benefit Plan” includes (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as plans for directors, (iv) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (v) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (vi) any severance agreement, plan, program, policy or arrangement, (vii) any supplemental unemployment, sick leave, long-term disability, post-retirement medical or life insurance, and (viii) any other plan, program, policy, employment practice, pay practice or arrangement providing benefits to employees.
     “Business” means the business of the Companies as of the date hereof.

Stock Purchase Agreement

     “Business Day” means any day other than Saturday, Sunday or a day on which banks located in the State of Arkansas are authorized or obligated to close.
     “Buyer” has the meaning given such term in the preamble to this Agreement.
     “Buyer Disclosure Schedules” means all the Schedules relating to Article V delivered by Buyer to Seller on the Execution Date, and any supplements or amendments delivered in accordance with the provisions of Section 6.6(c). The Buyer Disclosure Schedules have been arranged in sections corresponding to the numbered sections of Article V.
     “Buyer Financial Statements” has the meaning given such term in Section 5.8.
     “Buyer Fundamental Representations and Warranties” has the meaning given such term in Section 11.1(b).
     “Buyer Guaranty” has the meaning given such term in Section 3.2(b).
     “Buyer Indemnification Ceiling” means $45,000,000.
     “Buyer Indemnification Deductible” means $10,000,000.
     “Buyer Indemnitees” means each of Buyer and its past or present officers, directors, employees, advisors and other representatives.
     “Buyer Material Adverse Effect” means a material adverse effect on the assets or business of Buyer and its Subsidiaries that has caused, will cause or would reasonably be expected to cause any Loss or Losses, individually or in the aggregate, with respect to the business of Buyer and its Subsidiaries, in excess of TEN MILLION AND NO/100 DOLLARS ($10,000,000); provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Buyer Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement thereof, (b) changes or conditions affecting the petroleum refining, marketing and transportation industry (including feedstock pricing, refining, marketing, transportation, terminaling and trading) generally or regionally, (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes or proposed changes in Laws or GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage or terrorism, (g) failure, in and of itself, of the businesses of Buyer and its Subsidiaries to meet operational or financial expectations or projections or (h) any decline in market value of the Delek Stock as indicated on the New York Stock Exchange (provided, however, that this clause (h) shall not operate to exclude from the definition of “Buyer Material Adverse Effect” any set of facts or circumstances that cause or result in any such decline in market value to the extent such facts or circumstances would constitute a “Buyer Material Adverse Effect” independently from the decline in market value), except to the extent such effects in the cases of clauses (b), (c), (d) and (f) above materially and disproportionately affect Buyer and its Subsidiaries relative to other participants in the petroleum refining, marketing and transportation industry.
     “Buyer Representation and Warranty Losses” has the meaning given such term in Section 11.3(a)(i).
     “Buyer SEC Documents” has the meaning given such term in Section 5.8.

Stock Purchase Agreement

     “Cash Repayment Amount” has the meaning given such term in Section 3.2(a)(i).
     “CBAs” means, collectively, all collective bargaining agreements between any Company and any collective bargaining unit of any employee union and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments with any such collective bargaining unit.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
     “CFIUS” means the Committee on Foreign Investment in the United States, including any member or staff of such committee acting on behalf of such committee.
     “Challenged Amount” has the meaning given such term in Section 3.2(d)(iv).
     “Claim” means (i) any demand, claim, complaint, notice of grievance or of the commencement of any other Proceeding, or any other assertion of an Obligation, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (ii) any charge or notice of violation issued by a Governmental Authority or Stock Exchange, in each of cases (i) and (ii), whether or not ultimately determined to be valid.
     “Closing” has the meaning given such term in Section 3.1.
     “Closing Balance Sheet” has the meaning given such term in Section 3.2(d)(iii).
     “Closing Conditions” means each of the conditions to the Closing set forth in Article VIII.
     “Closing Date” has the meaning given such term in Section 3.1.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral Assignee” has the meaning given such term in Section 12.3.
     “Commercially Reasonable Efforts” means efforts which are commercially reasonable to enable a Person, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Person to expend funds or assume Obligations other than expenditures and Obligations which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Contemplated Transactions.
     “Companies” means Lion and the Acquired Subsidiaries.
     “Company” means Lion or any of the Acquired Subsidiaries.
     “Confidential Information” has the meaning given such term in Section 9.3(a).
     “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated January 18, 2011, by and among the Parties.
     “Consent Decree” means any consent decree or consent order currently in effect and issued by, or entered into with, any applicable Governmental Authority prior to the Closing pursuant to any Law relating to the ownership or use of any of the properties or assets of the Companies or the operation of any part of the Business prior to the Closing.

Stock Purchase Agreement

     “Contemplated Transactions” means the transactions contemplated by this Agreement, including: (i) the sale of the Lion Shares to Buyer; (ii) the transactions described in Section 3.2; (iii) the execution and delivery of the Related Agreements; and (iv) the performance by the Parties of their respective covenants and obligations under this Agreement.
     “Contract” means any written or oral agreement, contract, lease, instrument, note, guaranty, indemnity, representation, warranty, assignment, power of attorney, purchase order, work order, commitment, covenant, assurance or contractual undertaking of any nature.
     “Data Room” means the electronic data room established by Seller for the posting of documents for review by Buyer in connection with the Contemplated Transactions.
     “Delek Shares” has the meaning given such term in Section 3.2(a)(ii).
     “Delek Stock” means shares of common stock, par value $0.01 per share, of Buyer.
     “Deposit” has the meaning given such term in Section 2.3.
     “Diligence Representative” has the meaning given such term in Section 6.3(b).
     “Dollars” and the symbol “$” mean the lawful currency of the United States of America.
     “DPA” means the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007.
     “El Dorado Pipeline Company” means El Dorado Pipeline Company, an Arkansas corporation.
     “Environmental Authorization” means any Authorization granted or issued by any Governmental Authority under any Environmental Law.
     “Environmental Claim” means any Claim asserting an Environmental Liability or asserting a Lien under any Environmental Law, or any written or oral notice of noncompliance or violation by or from any Person alleging an Environmental Liability.
     “Environmental Condition” means (i) the presence in, or Release of any Hazardous Substance at, on, under or from (including migrating from), any of the properties or assets of the Companies, (ii) any condition that now requires or may in the future require Remediation Activities with respect to soil (including the underlying strata), sediments or groundwater at, from, to or under any of the properties or assets of the Companies, (iii) any condition or circumstance that constitutes noncompliance with, or lack of a required Environmental Authorization under, any Environmental Law in connection with the ownership or operation of any of the properties or assets of the Companies, (iv) any condition or circumstance that constitutes non-compliance with any Environmental Authorization granted or issued to any of the Companies, or (v) any condition or circumstance that otherwise could result in the imposition of liability under any Environmental Law in connection with the ownership or operation of any of the properties or assets of the Companies.
     “Environmental Law” means any Law relating to (i) the protection of the environment or the public or employee welfare from actual or potential exposure (or the effects of exposure) to any actual or potential Release (whether past or present) of any Hazardous Substance or (ii) pollution, natural resource damages, conservation of resources, waste management or the manufacture, generation, production, processing, distribution, use, treatment, labeling, storage, release, emission, discharge, remediation,

Stock Purchase Agreement

removal, disposal, transport or handling of any Hazardous Substance (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof), including CERCLA, RCRA, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act of 1970 (but only to the extent relating to any of the matters described in clause (i) or (ii) of this definition), the Oil Pollution Act of 1990, the Emergency Planning and Community Right-to-Know Act of 1986, and any state and local Laws implementing or comparable to any of the foregoing federal Laws, and any regulations promulgated by any Governmental Authority pursuant to any of the foregoing. For the avoidance of doubt, due to the inclusion of the word “applicable” in the definition of “Law” incorporated into this definition, any references in this Agreement to “any Environmental Law” or “any applicable Environmental Law” shall have the same meaning.
     “Environmental Liability” means any Obligation or Loss: (a) arising under any applicable Environmental Law (including required costs and expenditures for Remediation Activities) pursuant to any agreement, Order, Consent Decree, notice of responsibility, directive (including directives embodied in Environmental Laws) or similar documents (including settlements) arising out of any Environmental Laws; or (b) arising from any Claim by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, performance of or payment or reimbursement of costs or expenses for Remediation Activities, in each case arising as a result of an Environmental Condition and made pursuant to any applicable Environmental Law or applicable common law (such as Claims alleging trespass, nuisance, ultra hazardous liability or negligence relating to any of the foregoing).
     “Ergon Asphalt & Emulsions” means Ergon Asphalt & Emulsions, Inc., a Mississippi corporation.
     “Ergon Terminaling” means Ergon Terminaling, Inc., a Mississippi corporation.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any Person (whether or not incorporated) that, within the six-year period ending on the Closing Date, is or was treated as a single employer together with Lion or any of its Affiliates under Code Section 414.
     “Estimated Adjusted Net Working Capital” has the meaning given such term in Section 3.2(d)(ii).
     “Excess Inventory” means the volume of Inventory owned by the Companies as of the Measurement Time in excess of 2.1 million barrels in the aggregate.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934.
     “Execution Date” has the meaning given such term in the preamble to this Agreement.
     “Final Adjusted Net Working Capital” has the meaning given such term in Section 3.2(d)(iii).
     “Foreclosure Notice” has the meaning given such term in Section 12.3.
     “GAAP” means accounting principles generally accepted in the United States of America.

Stock Purchase Agreement

     “Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the formation, organization or governance of a Person, including any amendments thereto.
     “Governmental Authority” means any federal, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government.
     “Hazardous Substance” means any substance that is listed, identified or otherwise designated as hazardous, toxic or dangerous under, or is regulated (or the cleanup of which can be required) under, any Law for the protection of health, safety or the environment, and, in addition, any substance which requires special handling, storage or disposal procedures to avoid a Release or whose use, handling, storage or disposal is in any way regulated, in either case under any Law for the protection of health, safety or the environment. Without limiting the generality of the foregoing, Hazardous Substances shall include (i) “hazardous wastes,” “solid wastes” (excluding office, household or similar solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Law for the protection of health, safety or the environment; and (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
     “Indemnified Party” has the meaning given such term in Section 11.4(a).
     “Indemnifying Party” has the meaning given such term in Section 11.4(a).
     “Inspector” has the meaning given such term in Section 3.2(d)(vi)(A).
     “Interim Period” means the period of time from the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to Article X.
     “Inventory” means the crude oil, feedstocks, intermediates, blendstocks and refined petroleum products owned by the Companies as of the Measurement Time (including hydrocarbons located in processing units and interconnecting pipes and hydrocarbons serving as tank bottoms and heels); provided, however, that “Inventory” shall not include (i) the Asphalt Inventory, (ii) the value of (A) supplies, (B) spare parts, (C) catalysts and (D) chemicals of the type customarily excluded from the inventory of the Companies (such as cleaning chemicals), wherever stored, and (iii) sludge and noncustomary levels of basic sediment and water in tanks.
     “Inventory Report” has the meaning given such term in Section 3.2(d)(vi)(A).
     “J. Christy Construction Co.” means J. Christy Construction Co., Inc., an Arkansas corporation.
     “Knowledge of Buyer” or any phrase of similar import means the actual knowledge of each of the following individuals, without independent investigation or inquiry: Uzi Yemin; Jim Boles; Fred Green; Assi Ginzburg; Mark Cox; Mike Norman; and Kent Thomas.

Stock Purchase Agreement

     “Knowledge of Seller” or any phrase of similar import means the actual knowledge of each of the following individuals (regardless of their affiliation with Seller or Lion), without independent investigation or inquiry: Lee C. Lampton; Wallace M. Moody; A. Patrick Busby; Ken Hodges; William W. Lampton; Baxter Burns; John H. Wallace; Richard E. Meeks; Steve M. Cousins; Kirk Latson; H. Don Davis; Larry Hartness; Paul Fisher; Chuck Hammock; Paul Young; Jerry Brumley; and Ron Palculict.
     “Law” means any applicable law, statute, ordinance, code (including the Code), rule, regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority or any applicable Order of any court or other Governmental Authority having the effect of law in any such jurisdiction. For the avoidance of doubt, any references herein to “any Law” shall, as indicated by this definition, be deemed to refer only to such Law as is applicable in the circumstances.
     “Leased Personal Property” means all tangible personal assets leased by the Companies, wherever located, including any such leased assets located at the Lion Facilities as of the Closing or which are in offsite repair, maintenance or storage facilities or in transit to or from any such facilities as of the Closing.
     “Leased Real Property” means all real property that is land leased or subleased by or to any of the Companies.
     “Lien” means any mortgage, pledge, security interest, lien, charge, Preference Right, encumbrance or other “adverse claim” (as Section 8-102(a) of each applicable Uniform Commercial Code defines that term), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.
     “Lion” has the meaning given such term in the preamble to this Agreement.
     “Lion Assignment Agreement” has the meaning given such term in Section 3.2(c)(ii).
     “Lion-Buyer Note” has the meaning given such term in Section 3.2(g).
     “Lion/Ergon Debt” means the obligations, including accrued and unpaid interest through and including the Closing Date and including any amounts borrowed by Lion to repay indebtedness of Lion under the Paline Note as contemplated by Section 6.1(o), owed by Lion to Seller pursuant to that certain unsecured, long-term financing agreement between Lion and Seller, the principal balance of which was approximately $374 million as of January 31, 2011 and which is due and payable on February 23, 2012 (including $50 million of which will be transferred by Seller to Ergon Terminaling pursuant to Section 6.12 prior to the Closing). For purposes of this Agreement and the Related Agreements, any reference to the “principal balance” of the Lion/Ergon Debt shall include all accrued and unpaid interest through and including the Closing Date.
     “Lion/Ergon Debt Threshold” has the meaning given such term in Section 8.2(e).
     “Lion Facilities” means (i) any petroleum refining, storage or transportation facilities that are currently owned or leased by the Companies, (ii) the terminal located in Henderson, Texas that is currently used by the Companies and (iii) the terminal located in Muskogee, Oklahoma that is currently used by the Companies.
     “Lion Financial Statements” has the meaning given such term in Section 4.5(a).
     “Lion Minority Shareholders” means the shareholders of Lion other than Buyer and Seller.

Stock Purchase Agreement

     “Lion Oil Trading & Transportation” means Lion Oil Trading & Transportation, Inc., an Arkansas corporation.
     “Lion Payments and Transfers” means the payments and transfers described in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d) to be made as partial payments of the outstanding principal balance of the Lion/Ergon Debt.
     “Lion Shares” has the meaning given such term in the recitals to this Agreement.
     “Lion Shares Purchase Price” has the meaning given such term in Section 2.2.
     “Lion Transition Services Agreement” has the meaning given such term in Section 3.3(a)(ix).
     “Loss” means any and all damages, penalties, fines, assessments, charges, costs, liabilities, obligations, Taxes, losses, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable fees of attorneys, accountants and other professional advisors and expert witnesses.
     “Magnolia Pipeline Company” means Magnolia Pipeline Company, an Arkansas corporation.
     “Management Agreement” has the meaning given such term in Section 4.2(a).
     “Master Facilities Sublease” means that certain Master Facilities Sublease and Sublicense Agreement dated November 11, 2010, by and among BKEP Materials, L.L.C., BKEP Asphalt, L.L.C. and Ergon Asphalt & Emulsions.
     “Material Adverse Effect” means a material adverse effect on the assets or business of the Companies that has caused, will cause or would reasonably be expected to cause any Loss or Losses, individually or in the aggregate, with respect to the assets or business of the Companies, in excess of TEN MILLION AND NO/100 DOLLARS ($10,000,000); provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement thereof, (b) changes or conditions affecting the petroleum refining, marketing and transportation industry (including feedstock pricing, refining, marketing, transportation, terminaling and trading) generally or regionally, (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes or proposed changes in Laws or GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage or terrorism or (g) failure, in and of itself, of the Business to meet operational or financial expectations or projections, except to the extent such effects in the cases of clauses (b), (c), (d) and (f) above materially and disproportionately affect the Companies relative to other participants in the petroleum refining, marketing and transportation industry.
     “Material Contract” has the meaning given such term in Section 4.7(a). “Material Contracts” shall include the Master Facilities Sublease notwithstanding that a Subsidiary of Seller, and not a Company, is the tenant under the Master Facilities Sublease.
     “Measurement Period” has the meaning given such term in Section 3.2(a)(ii).
     “Measurement Time” means 11:59 P.M. on April 30, 2011.

Stock Purchase Agreement

     “Muskogee Terminal Operations Agreement” has the meaning given such term in Section 3.3(a)(viii).
     “Mutual Release” has the meaning given such term in Section 3.2(e)(i).
     “New Buyer Information” has the meaning given such term in Section 6.6(c).
     “New Lion Note” has the meaning given such term in Section 3.2(b).
     “New Seller Information” has the meaning given such term in Section 6.6(b).
     “Obligations” means, with respect to any Person, any duties, liabilities and obligations of such Person, whether vested or unvested, absolute or contingent, conditional or unconditional, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, disputed or undisputed, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, and whether contractual, statutory or otherwise.
     “Order” means any order, writ, ruling, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before, or under the supervision of any Governmental Authority.
     “Owned Personal Property” means all tangible personal assets currently owned by the Companies, wherever located, including such assets owned by the Companies and located at the Lion Facilities as of the Closing or which are in offsite repair, maintenance or storage facilities or in transit to or from any such facilities as of the Closing.
     “Owned Real Property” means all real property that is land currently owned in fee by any of the Companies.
     “Paline Conversion” has the meaning given such term in Section 3.2(c)(i).
     “Paline Note” means that certain Promissory Note dated May 1, 2008 issued by Lion in favor of Paline Pipeline Company, as amended.
     “Paline Option Agreement” has the meaning given such term in Section 3.3(a)(x).
     “Paline Pipeline Company” means Paline Pipeline Company, a Texas corporation, and the Texas limited liability company resulting from the Paline Conversion.
     “Paline Pipeline Equity” has the meaning given such term in Section 3.2(c)(i).
     “Paline Pipeline Equity Transfer” has the meaning given such term in Section 3.2(c)(i).
     “Paline Refund” has the meaning given such term in Section 2.4(c).
     “Paline Tax Statement” has the meaning given such term in Section 2.4(a).
     “Paline Taxes” means the total of (i) the excess, if any, of (A) the aggregate amount of income taxes (including alternative minimum taxes but excluding Texas franchise taxes) of Paline Pipeline Company, Lion and the Acquired Subsidiaries (and any affiliated, consolidated, combined or unitary group of which any of Paline Pipeline Company, Lion and the Acquired Subsidiaries is a member) for the Tax Year in which the Paline Pipeline Equity Transfer occurs, taking into account the provisions of

Stock Purchase Agreement

Section 7.1, over (B) the aggregate amount of such income taxes (including alternative minimum taxes but excluding Texas franchise taxes) for such Tax Year determined without regard to any gain (including any gain that is treated as ordinary income including depreciation recapture) recognized on the Paline Pipeline Equity Transfer or the Paline Conversion, taking into account the provisions of Section 7.1, plus (ii) the amount of Transfer Taxes incurred as a result of the Paline Pipeline Equity Transfer or the Paline Conversion, minus (iii) the amount of Transfer Taxes that would have been incurred as a result of the Paline Pipeline Equity Transfer if the Paline Conversion had not occurred. For the avoidance of doubt, net operating losses and tax credits available to Paline Pipeline Company, Lion and the Acquired Subsidiaries (and any affiliated, consolidated, combined or unitary group of which any of Paline Pipeline Company, Lion and the Acquired Subsidiaries is a member) for any Tax Year ending on or prior to the Closing Date or any portion of a Straddle Period on or prior to the Closing Date as described in Section 7.1 shall be taken into account in the determination of Paline Taxes. For the avoidance of doubt, gain recognized on the Paline Pipeline Equity Transfer or the Paline Conversion shall not include any cancellation of indebtedness income for purposes of determining Paline Taxes.
     “Party” has the meaning given such term in the preamble to this Agreement.
     “Past Due Receivables” has the meaning given such term in Section 3.2(d)(vii).
     “Permitted Asset Lien” means:
     (i) inchoate Liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of any of the properties or assets of the Companies if payment of the obligation secured thereby is not yet delinquent, or the validity or amount of which is being contested in good faith by a Company with any action to foreclose or attach any of the properties or assets of the Companies on account thereof being appropriately stayed;
     (ii) Liens for Taxes, assessments, obligations under workers’ compensation, unemployment insurance or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet delinquent or as to which the validity or amount is being contested in good faith by a Company with any action to foreclose or attach any of the properties or assets of the Companies on account thereof being appropriately stayed;
     (iii) easements, servitudes, leases, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions or encumbrances that do not materially interfere with the operation or use of the properties or assets affected thereby;
     (iv) defects or irregularities in title to real properties which do not materially (A) diminish the value of any of the related surface estates or (B) interfere with the ordinary conduct of business or the use of any of such properties;
     (v) customary provisions contained in any contracts or agreements affecting properties under which a Company is required immediately before the expiration, termination or abandonment of a particular property to reassign to its predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;
     (vi) Liens to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the ordinary course of business, in each case where there is no delinquent obligation;

Stock Purchase Agreement

     (vii) any Liens consisting of (A) statutory landlord’s liens under any lease to which any Company is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) rights reserved to or vested in any Governmental Authority to control or regulate any property of a Company or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is currently held by a Company, (C) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (D) zoning or other land use or Environmental Laws and ordinances of any Governmental Authority, in each case that do not materially detract from the value or marketability of the property affected or interfere with the ordinary conduct of the business at any of such properties;
     (viii) Liens of carriers, warehousemen, mechanics, laborers and materialmen and similar charges incidental to the construction, maintenance, development or operation of any of the properties or assets of the Companies that are either not filed of record and not delinquent or that are filed of record but are being contested in good faith by a Company with any action to foreclose or attach any of the properties or assets of the Companies on account thereof being appropriately stayed;
     (ix) Liens that will be paid in full or released at or prior to the Closing;
     (x) Liens caused or created by Buyer;
     (xi) Liens encumbering fee title to any property in which a Company holds only a leasehold or easement interest; and
     (xii) Liens set forth in Schedule 1.1(i).
     “Permitted Equity Lien” means: (i) transfer restrictions under (A) federal and state securities Laws, and (B) general corporation Laws of the applicable jurisdiction of formation of the Person in question; (ii) except with respect to Section 5.7(c), Liens caused or created by Buyer; and (iii) Liens for Taxes, assessments, obligations under workers’ compensation, unemployment insurance or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet delinquent or as to which the validity or amount is being contested in good faith with any action to foreclose or attach any equity interests owned by the Person in question on account of such Liens being appropriately stayed, provided, that, except with respect to Permitted Equity Liens referred to in Section 5.7(c), Seller shall be responsible for and promptly pay when due all amounts finally determined to be owed that are the subject of such contest.
     “Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, Governmental Authority or any other form of business or professional entity.
     “Preference Right” means any right or agreement that enables any Person to purchase or acquire any asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment or other transfer of such asset or any interest therein or portion thereof including any option, warrant, right of first option or right of first refusal or first offer.
     “Proceeding” means any action, case, suit, investigation, hearing, audit, examination or other proceeding (including regulatory or administrative proceedings) at law or in equity, commenced, brought,

Stock Purchase Agreement

conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration.
     “Protest Letter” has the meaning given such term in Section 3.2(d)(iii).
     “RCRA” means the Resource Conservation and Recovery Act of 1976.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Records” means the historical books and records of the Companies currently maintained at (i) the Lion Facilities, (ii) the corporate offices of Lion, or (iii) the offices of Seller, and relating primarily to the Business, including the Refinery’s customer credit files, and including any such books and records that are stored or maintained in electronic storage format, such as computer disks or tapes.
     “Refinery” has the meaning given such term in the recitals to this Agreement.
     “Registration Rights Agreement” has the meaning given such term in Section 3.3(a)(v).
     “Related Agreements” means the agreements, documents and instruments listed in Section 3.3 other than those referred to in Section 3.3(a)(xix), Section 3.3(b)(xiv) or Section 3.3(c)(xvii).
     “Related Party Receivables” has the meaning given such term in Section 3.2(c)(iii).
     “Release” means any spilling, leaking, pumping, pouring, emitting, discharging, dumping or disposing of any Hazardous Substance into the environment.
     “Remediation” or “Remediation Activities” means any testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, corrective action, reporting or other similar activities undertaken pursuant to Environmental Laws to address any Environmental Condition or any Release, including any such activities involving investigation, study, design, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, or the installation and operation of remediation systems.
     “Review Period” has the meaning given such term in Section 3.2(d)(iii).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the U.S. Securities Act of 1933.
     “Seller” has the meaning given such term in the preamble to this Agreement.
     “Seller Credit Enhancements” has the meaning given such term in Section 3.2(e)(iv).
     “Seller Disclosure Schedules” means all the Schedules relating to Article IV delivered by Seller to Buyer on the Execution Date, and any supplements or amendments delivered in accordance with the provisions of Section 6.6(a) or Section 6.6(b). The Seller Disclosure Schedules have been arranged in sections corresponding to the numbered sections of Article IV.
     “Seller Fundamental Representations and Warranties” has the meaning given such term in Section 11.1(a)(ii).
     “Seller Indemnification Ceiling” means $89,000,000, as increased pursuant to Section 11.2(c).

Stock Purchase Agreement

     “Seller Indemnification Deductible” means $10,000,000.
     “Seller Indemnitees” means each of Seller and its past or present officers, directors, employees, advisors and other representatives.
     “Seller Provided Materials” means any written information or data provided to Buyer by Seller prior to the Closing Date, including the Lion Financial Statements, for the express purpose of negotiations by Buyer with or disclosure to the Lion Minority Shareholders for the purchase of their equity interests in Lion.
     “Seller Representation and Warranty Losses” has the meaning given such term in Section 11.2(a)(i).
     “Seller Transition Services Agreement” has the meaning given such term in Section 3.3(a)(ix).
     “Share Equivalents” means, with respect to any Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that require such Person to issue any of its capital stock or other equity interests, or any other securities convertible into, exchangeable for, or representing the right to subscribe for any capital stock or equity interest for such Person, or to sell any capital stock or equity interests it owns in another Person; (b) pre-emptive rights granted under a Person’s Governing Documents; (c) stock appreciation rights, phantom stock, profit participation, or other similar rights granted by such Person with respect to any capital stock of such Person (or any derivative thereof); and (d) any securities issued by such Person that are convertible into or exchangeable for any of the foregoing.
     “Shell L/C” means Seller’s outstanding letter of credit in the amount of $12,500,000 issued by JPMorgan Chase Bank, N.A. to Shell Trading (US) Company on behalf of Lion Oil Trading & Transportation and currently relating to the Proceeding styled as Shell Trading (US) Company v. Lion Oil Trading & Transportation, Inc., Cause No. 2009-11659, pending in the 270th District Court of Harris County, Texas.
     “Statoil Fees” has the meaning given such term in Section 3.2(c)(v).
     “Statoil Lawsuit” means the Proceeding styled as Lion Oil Trading & Transportation, Inc. v. Statoil Marketing and Trading (US) Inc., Statoil Marketing and Trading (US) Inc. v. Lion Oil Trading & Transportation, Inc., Statoil Marketing and Trading (US) Inc. v. Lion Oil Company, Civil Action No. 08-11315 (WHP), pending in the United States District Court for the Southern District of New York.
     “Stock Exchange” means any domestic or foreign stock or securities exchange on which any equity or debt securities of Buyer are listed.
     “Straddle Period” means any Tax Year that begins on or before the Closing Date but ends after the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

Stock Purchase Agreement

     “Subsidiary Equity Interests” has the meaning given such term in Section 4.2(c).
     “Tax” or “Taxes” means (a) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind, and any and all other like assessments, customs, duties, imposts, charges or fees, imposed by or payable to any Governmental Authority, including income, gross receipts, ad valorem, value added, excise, real property, personal property, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, recordation, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, or lease taxes, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing, imposed by or payable to any Governmental Authority (whether or not disputed); and (b) any liability to any Governmental Authority for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury regulations section 1.1502-6 or any analogous or similar state, local or foreign Law.
     “Tax Control Party” has the meaning given such term in Section 7.6.
     “Tax Non-Control Party” has the meaning given such term in Section 7.6.
     “Tax Return” means any and all reports, returns, declarations, statements, forms, or other information filed or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Tax Law.
     “Tax Survival Period” has the meaning given such term in Section 7.5.
     “Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.
     “Termination Agreement” has the meaning given such term in Section 3.3(a)(vii).
     “Termination Date” means April 29, 2011.
     “Third-Party Claim” has the meaning given such term in Section 11.4(b).
     “Third Person” means any Person other than any of Seller, Lion or Buyer or their respective Affiliates.
     “Third-Person Consent” means any approval, consent, amendment or waiver of a Third Person that is required under any Governing Document of Seller, any of the Companies or Buyer or under any Contract to which Seller, any of the Companies or Buyer is a party or by which it or its assets is bound in order to effect the Contemplated Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.
     “Threshold Amount,” when used to qualify any representation and warranty set forth in Article IV or Article V by excepting any items that would not exceed (or would not have an adverse effect in excess of) the Threshold Amount, means except for each individual such item (when aggregated with any other such items arising out of the same set of facts or the same event, circumstance or Claim) as would not give rise to a post-Closing Loss in excess of $250,000. For the avoidance of doubt, by way of

Stock Purchase Agreement

example, one enforcement action by a Governmental Authority that identifies numerous violations would constitute the “same set of facts or the same event or circumstance” under this definition.
     “Transfer Taxes” means state and local sales and use taxes, real property transfer or gains taxes, stamp taxes, recording fees or similar charges or Taxes.
     “Updated Seller Information” has the meaning given such term in Section 6.6(a).
     Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto or delivered pursuant hereto and made a part of this Agreement for all purposes. Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, CERCLA, ERISA, the HSR Act, the DPA and RCRA (or any other Environmental Law), are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been (or may hereafter be) amended from time to time; provided, however, that any references to any Law in Article IV or Article V (or, as used in any Section in any such Article, any references to any Law included in any defined term used in Article IV or Article V) are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been amended through the Closing. In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail, but only with respect to the application of the provisions hereof or the interpretation of any of the provisions hereof. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The language used in this Agreement will be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. The term “cost” includes expense and the term “expense” includes cost. All references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. The word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day. For purposes of Article IV, the words “delivered to” mean posted to the Data Room prior to the Execution Date (and not removed prior to the Execution Date) or physically delivered to Buyer.
ARTICLE II
SALE OF LION SHARES AND OTHER CONSIDERATION
     Section 2.1 Sale of Lion Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title, and interest in and to the Lion Shares, free and clear of any and all Liens, other than Permitted Equity Liens.

Stock Purchase Agreement

     Section 2.2 Lion Shares Purchase Price. In consideration of the Lion Shares, and subject to the adjustments set forth in Section 3.2(f) and Section 7.4, Buyer shall pay to Seller SIX MILLION AND NO/100 DOLLARS ($6,000,000) (the “Lion Shares Purchase Price”).
     Section 2.3 Deposit.
          (a) Contemporaneously with the execution and delivery of this Agreement by the Parties, Buyer has delivered to Seller FIVE MILLION AND NO/100 DOLLARS ($5,000,000), by wire transfer of immediately available funds to an account or accounts designated by Seller, as a deposit (the “Deposit”) to be held by Seller in a segregated bank account of Seller during the Interim Period in accordance with the terms and conditions of this Agreement.
          (b) In the event the Closing occurs, the Deposit shall be retained by Seller and the amount of the Deposit shall be applied toward payment by Buyer of the Lion Shares Purchase Price.
          (c) In the event this Agreement is terminated pursuant to the terms herein, the Deposit shall be returned to Buyer or retained by Seller as provided pursuant to Section 10.2(b).
     Section 2.4 Adjustment to Consideration.
          (a) After the Closing, Buyer shall deliver to Seller a statement (based on draft Tax Returns of Lion and Paline Pipeline Company (and any affiliated, consolidated, combined or unitary group of which either of Lion and Paline Pipeline Company is a member) prepared by PricewaterhouseCoopers LLP, KPMG LLP or another mutually acceptable independent accounting firm) that sets forth the amount of any Taxes that are included in the Paline Taxes, together with reasonable details supporting the calculation of the Paline Taxes (the “Paline Tax Statement”). Seller shall have 45 days from the date of receipt of the Paline Tax Statement to pay to Buyer an amount equal to any undisputed portion of the Paline Taxes set forth in the Paline Tax Statement by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. In the event that Seller does not agree with the calculation of the Paline Taxes as set forth in the Paline Tax Statement, Seller shall so notify Buyer in writing within 10 Business Days after the date of receipt of the Paline Tax Statement, setting forth in writing and in reasonable detail the nature of Seller’s objections to the calculation of Paline Taxes as set forth in the Paline Tax Statement. Seller and Buyer shall negotiate in good faith the disputed portion of the Paline Taxes calculation. In the event the Parties are unable to reach an agreement within 10 days after Buyer receives written notice of any disputed amount (or such later date as may be agreed by Buyer and Seller), then the Parties will resolve such dispute in accordance with the procedures set forth in Exhibit N. Any amount to be paid by Seller to Buyer pursuant the dispute resolution process conducted pursuant to Exhibit N shall be paid within 10 Business Days of such determination by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.
          (b) If, after payment of the Paline Taxes pursuant to Section 2.4(a), there is a subsequent adjustment in the amount of the Paline Taxes as a result of any Proceeding related to Taxes, and (i) if any portion of the Paline Taxes previously paid by Seller pursuant to Section 2.4(a) is finally determined as a result of such adjustment to not have been owing, then Buyer shall pay to Seller such portion that is determined not to be owing or (ii) if the Paline Taxes are finally determined as a result of such adjustment to be in excess of the Paline Taxes originally paid, then Seller shall pay to Buyer such excess amount. Any amount to be paid by Seller or Buyer pursuant to the immediately preceding sentence shall be paid within 10 Business Days of the determination of the adjustment by wire transfer of immediately available funds to an account or accounts designated in writing by the recipient of such payment.

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          (c) If, after payment of the Paline Taxes pursuant to Section 2.4(a), (i) the Tax basis of the assets of Paline Pipeline Company following the Paline Pipeline Equity Transfer is reduced as a result of a Proceeding, (ii) the amount of the Paline Taxes would have been reduced had the Paline Taxes been determined based on an amount of consideration payable in the Paline Pipeline Equity Transfer that is consistent with the amount of such reduced Tax basis and (iii) Buyer, the Companies or their Affiliates are entitled to (or upon filing of an amended Tax Return or other appropriate form would have been entitled to) receive a refund (whether by payment, credit, offset or otherwise) related to the Paline Taxes described in clause (ii) of this sentence (a “Paline Refund”), then Buyer shall pay to Seller the amount of the Paline Refund but only to the extent such amount exceeds any additional Taxes that are incurred (or upon filing of an amended Tax Return or other appropriate form would have been incurred) by Buyer, the Companies or their Affiliates as a result of reducing the amount of consideration payable in the Paline Pipeline Equity Transfer in a manner that is consistent with the amount of such reduced Tax basis (including any Taxes resulting from cancellation of indebtedness income resulting from such reduction of consideration). The Parties shall cooperate, and shall cause their Affiliates to cooperate, in order to take any necessary steps to claim any such refund. The determination of the amount of and the timing of any payment under the first sentence of this Section 2.4(c) shall be based on the principles of Section 2.4(a) and without regard to Buyer’s consolidated Tax group’s loss or credit carrybacks. Additionally, in the event a Paline Refund has actually been obtained and is subsequently challenged and adjusted as a result of any Proceeding related to Taxes then the principles of Section 2.4(b) and Section 7.6 shall apply to such adjusted Paline Refund.
ARTICLE III
CLOSING AND TRANSACTIONS AT CLOSING
     Section 3.1 Time and Place of Closing. The closing of the sale and purchase of the Lion Shares contemplated hereby (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Houston, Texas, at 10:00 A.M. on April 29, 2011, provided that the Closing Conditions (other than Closing Conditions to be fulfilled at the Closing) have been fulfilled or waived by the relevant Party or Parties whose obligations to proceed with the Closing are conditioned on the satisfaction of the respective Closing Conditions, or at such other date and place as Buyer and Seller may mutually agree (the “Closing Date”).
     Section 3.2 Transactions Occurring at Closing. The Parties agree that the following transactions (in addition to the transactions set forth in Article II) shall occur on the Closing Date (unless expressly provided otherwise) contemporaneously with the occurrence of the Closing:
          (a) Buyer Payments on Behalf of Lion. Buyer shall pay or cause to be paid to Seller the sum of EIGHTY NINE MILLION AND NO/100 DOLLARS ($89,000,000) on behalf of Lion as partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt, which amount shall be paid as follows:
               (i) FORTY FOUR MILLION AND NO/100 DOLLARS ($44,000,000) (the “Cash Repayment Amount”) shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing; and
               (ii) Buyer shall issue to Seller restricted shares of Delek Stock with a valuation equal to FORTY FIVE MILLION AND NO/100 DOLLARS ($45,000,000) calculated as provided in this Section 3.2(a)(ii) (the “Delek Shares”); provided, however, that Buyer shall have the right to pay Seller cash (in lieu of issuing Delek Shares) to the extent that Buyer anticipates that the amount of Delek Shares issuable to Seller would exceed an amount equal to 15.0% of the aggregate amount of issued and outstanding shares of Delek Stock as of the Business Day immediately preceding

Stock Purchase Agreement

the Closing Date; provided, further, that if Buyer so elects to pay Seller cash in lieu of issuing Delek Shares, such cash amount shall be paid on the Closing Date by wire transfer of immediately available funds to the account or accounts designated in writing by Seller under Section 3.2(a)(i). The number of Delek Shares issuable to Seller shall be calculated based upon the average of the closing prices of Delek Stock as reported on the New York Stock Exchange for the 10 consecutive trading days immediately preceding the Closing Date (the “Measurement Period”). On the Closing Date, Buyer shall deliver irrevocable instructions to its transfer agent, American Stock Transfer & Trust Company, to issue a stock certificate, registered in the name of Seller, representing the number of Delek Shares issuable to Seller pursuant to this Section 3.2(a)(ii), and bearing the restrictive legend set forth in Exhibit A, within two Business Days after the Closing Date.
          (b) New Lion Note. Lion shall pay to Seller the sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000), as partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt, which amount shall be paid by delivery to Seller of an unsecured promissory note issued by Lion in the form attached hereto as Exhibit B (the “New Lion Note”), in the aggregate principal amount of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000) and bearing interest on the unpaid principal thereof at a per annum rate equal to 4.0%. The New Lion Note shall be guaranteed by Buyer pursuant to a Guaranty in the form attached hereto as Exhibit C to be entered into by Buyer (the “Buyer Guaranty”).
          (c) Transfer of Certain Assets by Lion. Lion shall, or shall cause the applicable Acquired Subsidiaries to, transfer, convey, assign and deliver to Seller (or Ergon Terminaling as expressly provided below), as partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt in the amounts specified below, each of the following assets of Lion:
               (i) Seller shall cause Lion to convert Paline Pipeline Company into a Texas limited liability company prior to the Closing (the “Paline Conversion”). Lion shall transfer, convey, assign and deliver to Ergon Terminaling, as payment by Lion of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000) of the outstanding principal balance of the Lion/Ergon Debt then held by Ergon Terminaling, all of Lion’s right, title, and interest in and to all of the issued and outstanding limited liability company interests of Paline Pipeline Company (the “Paline Pipeline Equity”), without any representations or warranties as to Paline Pipeline Company, its assets, properties or business, or the Paline Pipeline Equity (the “Paline Pipeline Equity Transfer”). Within 30 days after the Closing Date, Seller shall provide to Buyer a purchase price allocation schedule with respect to the assets of Paline Pipeline Company which shall be based on a purchase price for the Paline Pipeline Equity of $50,000,000, and any tax filings by the Parties and their Affiliates shall be consistent with such schedule, except as otherwise required by Law.
               (ii) Lion shall, or shall cause the applicable Acquired Subsidiaries to, sell to Ergon Asphalt & Emulsions all of Lion’s right, title and interest in and to the asphalt owned by the Companies and located at the Lion Facilities as of the Measurement Time (including PG asphalt, flux and polymer modified asphalt, but excluding polymer modified asphalt concentrate which shall be included in Inventory) (the “Asphalt Inventory”) in exchange for a right to payment in an amount equal to the fair market value of the Asphalt Inventory as of the Measurement Time pursuant to an Asphalt Sales Agreement in the form attached as Exhibit E to be entered into between Lion and Ergon Asphalt & Emulsions (the “Asphalt Sales Agreement”). Pursuant to an Assignment Agreement in the form attached as Exhibit D to be entered into between Lion and Seller (the “Lion Assignment Agreement”), the Companies shall assign to Seller the right to payment for the Asphalt Inventory and such assignment of the right to payment for the Asphalt Inventory shall constitute partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt in an amount equal to such right to payment. For the avoidance of doubt, raw materials used in the manufacture of polymer modified asphalt shall be taken into account

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in determining the Inventory for purposes of Section 3.2(d), but shall not constitute part of the Asphalt Inventory. The Parties agree that Lion shall retain possession of the Asphalt Inventory from and after the Closing, subject to the provisions of Section 9.4. The fair market value of the Asphalt Inventory as of the Measurement Time shall be determined, measured and valued pursuant to Schedule 3.2(d).
               (iii) Lion shall, or shall cause the applicable Acquired Subsidiaries to, transfer, convey, assign and deliver to Seller, all of Lion’s right, title and interest in and to all accounts receivables owed by Ergon Securities, Inc., a Mississippi corporation, to Lion or the Acquired Subsidiaries as of the Measurement Time (the “Related Party Receivables”) pursuant to the Lion Assignment Agreement. The transfer and assignment of the Related Party Receivables shall constitute partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt in an amount equal to the aggregate balance of the Related Party Receivables as of the Measurement Time.
               (iv) On or before 30 days after the Closing Date, Seller shall act as agent of Lion to identify, and arrange sales of, the Excess Inventory to one or more Third Persons. Lion shall, or shall cause the applicable Acquired Subsidiaries to, sell to such Third Persons all of Lion’s right, title and interest in and to the Excess Inventory, if any, as requested by Seller. Pursuant to the Lion Assignment Agreement, the Companies shall assign to Seller the right to receive payment for the Excess Inventory and such assignment of the right to receive payment for the Excess Inventory shall constitute partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt in an amount equal to the fair market value of the Excess Inventory as of the Measurement Time as determined in accordance with this Agreement, regardless of whether any of the Excess Inventory is sold for less than its fair market value as of the Measurement Time.
               (v) Lion shall reimburse Seller, by wire transfer of immediately available funds, for the amount of reasonably documented third-party legal fees incurred and paid by Seller or Lion in connection with Statoil Lawsuit for the period beginning on January 1, 2011 and ending on the Business Day immediately preceding the Closing Date (the “Statoil Fees”), and such reimbursement obligation shall constitute partial payment by Lion of the outstanding principal balance of the Lion/Ergon Debt in an amount equal to the amount reimbursed. On the Business Day immediately preceding the Closing Date, Seller shall submit in writing to Buyer the amount of the Statoil Fees. Third-party legal fees incurred by Lion in connection with the Statoil Lawsuit for the period beginning January 1, 2011 and ending on the Business Day immediately preceding the Closing Date shall not constitute an Adjusted Current Liability of the Companies or otherwise be reflected in the determination of Adjusted Net Working Capital.
          (d) Adjusted Net Working Capital Paid on Behalf of Lion.
               (i) Buyer shall pay or cause to be paid to Seller, on behalf of Lion as partial payment of the outstanding principal balance of the Lion/Ergon Debt, an amount equal to the Adjusted Net Working Capital of the Companies as of the Measurement Time, as determined and paid in accordance with this Section 3.2(d).
               (ii) At least three Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate of the Adjusted Net Working Capital as of the Measurement Time (the “Estimated Adjusted Net Working Capital”) along with documentation supporting its good faith calculation of the Estimated Adjusted Net Working Capital and information relating to the account or accounts to be used for the wire transfer, and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date. Buyer shall pay or cause to be paid to Seller the amount of the Estimated Adjusted Net Working Capital at Closing in accordance with Section 3.3(c)(iv).

Stock Purchase Agreement

               (iii) Within 60 days after the Closing Date, Buyer shall submit to Seller its written calculation of the actual Adjusted Net Working Capital as of the Measurement Time (the “Final Adjusted Net Working Capital”) accompanied by the consolidated balance sheet of the Companies as of the Measurement Time, prepared in accordance with GAAP and the Companies’ past practices, consistently applied, except for adjustments expressly provided for by this Agreement (and without giving effect to any material adjusting journal entries recommended by KPMG LLP in connection with its audit of the Companies’ financial statements for the year ended April 30, 2011 that are not consistent with the Companies’ past practices or that appear to be intended to relate to, or to be motivated by, the change of control of Lion effected pursuant to this Agreement) (the “Closing Balance Sheet”). Buyer shall cause the Companies to provide Seller and its designees access (during normal business hours) to all materials, Records and personnel of the Companies reasonably necessary for Seller to verify the amount of the Final Adjusted Net Working Capital. The calculation of the Final Adjusted Net Working Capital and the Closing Balance Sheet submitted by Buyer to Seller shall become final and binding upon Seller 30 days after it is delivered to Seller (the “Review Period”), unless Seller, within the Review Period, provides written notice to Buyer disputing the amount of the Final Adjusted Net Working Capital or the Closing Balance Sheet setting forth in detail the amounts in dispute and the reasons therefor (the “Protest Letter”), in which case the Final Adjusted Net Working Capital and the Closing Balance Sheet shall not be binding upon Seller and Buyer and such dispute shall be resolved pursuant to Section 3.2(d)(iv).
               (iv) After the receipt of the Protest Letter by Buyer, Seller and Buyer shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences with respect to the amount of the Final Adjusted Net Working Capital (the “Challenged Amount”) or the Closing Balance Sheet. If the Parties are unable to mutually resolve the dispute within 15 days after receipt of the Protest Letter by Buyer, then PricewaterhouseCoopers LLP, KPMG LLP or another mutually acceptable independent accounting firm (the “Arbiter”) will be engaged to determine the Challenged Amount or any corrections to the Closing Balance Sheet. The Arbiter: (A) will be jointly selected and engaged by Buyer and Seller; (B) will be provided, within 10 Business Days of accepting the engagement, with a definitive written statement from Seller and Buyer of their respective positions and a copy of the Inventory Report and Closing Balance Sheet; (C) will be advised in the engagement letter that the Parties accept the Arbiter as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Challenged Amount or the Closing Balance Sheet; (D) will be granted access to all Records and personnel of the Companies and (E) will have 75 days to carry out a review and prepare a written statement of its decision regarding the Challenged Amount or the Closing Balance Sheet, which shall be binding and final upon Seller and Buyer. Each Party will be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination. The decision of the Arbiter shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any Proceedings, including in any court, in connection with any dispute under this Section 3.2(d)(iv). The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by Buyer, on the one hand, and Seller, on the other hand.
               (v) Not later than the fifth Business Day after the final determination of the Final Adjusted Net Working Capital is made pursuant to this Section 3.2(d):
                    (A) if the Final Adjusted Net Working Capital is less than the Estimated Adjusted Net Working Capital, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer prior to such fifth Business Day, the amount of that difference, but not to exceed, the greater of (1) the sum of: (I) the amount (if any) by which the Lion/Ergon Debt Threshold exceeded the unpaid principal balance of the Lion/Ergon Debt as of the Closing (after taking into account the Lion Payments and Transfers made on, as of or prior to the Closing Date), and (II) the amount (if any) by which the sum of the Estimated Adjusted Net Working Capital plus the other Lion Payments and Transfers made on, as of or prior to the Closing Date exceeded

Stock Purchase Agreement

the unpaid principal balance of the Lion/Ergon Debt as of the Closing (prior to giving effect to the Lion Payments and Transfers), or (2) the amount (if any) by which the unpaid principal balance of the Lion/Ergon Debt in excess of the Lion/Ergon Debt Threshold was paid or caused to be paid by Buyer to Seller pursuant to Section 8.2(e) in order to satisfy such Closing Condition, plus, in the case of (1) or (2), interest on the amount to be paid at 4% per annum from the Closing Date to the date paid, and any such payment by Seller shall constitute a reduction of the Cash Repayment Amount; or
                    (B) if the Final Adjusted Net Working Capital is greater than the Estimated Adjusted Net Working Capital, then Buyer shall pay to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller prior to such fifth Business Day, the amount of the difference, reduced (but not below zero) by the amount (if any) of the unpaid principal balance of the Lion/Ergon Debt in excess of the Lion/Ergon Debt Threshold that was paid or caused to be paid by Buyer to Seller pursuant to Section 8.2(e) in order to satisfy such Closing Condition, plus interest on the amount to be paid at 4% per annum from the Closing Date to the date paid, and any such payment shall constitute an additional payment on behalf of Lion as partial payment of the outstanding principal balance of the Lion/Ergon Debt.
               (vi) The Parties agree that, for purposes of determining Adjusted Current Assets, the Inventory shall be measured and valued in accordance with the following provisions:
                    (A) An independent and experienced inspector (the “Inspector”) shall be engaged by agreement of Seller and Buyer prior to the Closing. The Inspector shall measure the Inventory as of the Measurement Time at the respective locations of the Inventory at the Measurement Time, in accordance with the procedures set forth in Schedule 3.2(d). Seller and Buyer shall be permitted to have representatives present to observe any measurements taken by the Inspector. The Inspector shall issue a written report to both Seller and Buyer within 10 Business Days after the Closing Date setting forth the volumes and quantities of the Inventory as of the Measurement Time, which report shall, subject to review and comment periods to be agreed upon by Seller and Buyer, be final and binding on Seller and Buyer as to the volumes and quantities of Inventory as of the Measurement Time (the “Inventory Report”). The fees and expenses of the Inspector shall be borne equally by Seller and Buyer.
                    (B) The Inventory shall be valued based upon the average closing prices for the three trading days ending on and including the Closing Date and shall include appropriate adjustments for the location, grade and quality of the respective inventory and reasonably anticipated direct selling expenses payable to Third Persons, including third-party tariffs and terminaling, third-party additives (for branded and unbranded products) or truck loading fees (provided that such adjustments would not include operating expenses of Lion, such as electricity or labor), and otherwise in accordance with the procedures set forth in Schedule 3.2(d). The market value of products included in the Inventory shall be based upon published market spot prices from the nearest hub location, with appropriate adjustments for transportation expenses to the actual location of the Inventory. Any disagreement after the Closing Date between Buyer and Seller as to the value of the Inventory shall be resolved by the Arbiter pursuant to the procedures established in Section 3.2(d)(iv).
               (vii) Lion shall have the option, to be exercised by written notice to Seller within three Business Days after the Closing Date (but not thereafter), to sell to Seller, and upon the exercise of such option by Lion, Seller shall be obligated to purchase, any accounts receivables of the Companies that (A) are included in the determination of the Estimated Adjusted Net Working Capital and (B) are more than 15 days past due as of the Closing Date (the “Past Due Receivables”). The price at which any Past Due Receivable shall be sold by Lion and purchased by Seller shall be the value assigned to such Past Due Receivable for purposes of the Estimated Adjusted Net Working Capital. Any Past Due

Stock Purchase Agreement

Receivable that is sold to Seller pursuant to this Section 3.2(d)(vii) shall be included in the determination of Final Adjusted Net Working Capital.
          (e) Release of Obligations.
               (i) Upon the Closing, Seller shall, on its own behalf and on behalf of its Subsidiaries (other than the Companies), release and discharge each of the Companies from (A) all Obligations for the Lion/Ergon Debt and the Paline Note, including the balance thereof (if any) remaining unpaid after giving effect to the Lion Payments and Transfers, (B) all Obligations arising under the Management Agreement and (C) all Obligations owed to Seller and its Subsidiaries outside the ordinary course of business of the Companies (other than Obligations arising under this Agreement or any Related Agreement), in each case pursuant to a Mutual Release Agreement in the form attached as Exhibit F (the “Mutual Release”).
               (ii) Pursuant to the Mutual Release, each of the Companies shall release Seller and its Affiliates (other than the Companies and any joint venture Affiliates of Seller) from (A) any Obligation to provide the Companies with funding, financial support, letters of credit or other credit enhancements of any kind from and after the Closing (excluding financing extended pursuant to the New Lion Note, Seller’s obligations with respect to the Shell L/C pursuant to Section 3.2(e)(iv), and any Obligations arising under this Agreement or any Related Agreement), (B) all Obligations arising under the Management Agreement and (C) all Obligations owed to the Companies outside the ordinary course of business of the Companies (other than Obligations arising under this Agreement or any Related Agreement).
               (iii) Seller shall obtain and deliver to Lion releases from the lenders to and debtholders of Seller and its Subsidiaries, releasing each of the Companies from any Obligations of the Companies under the financing arrangements of Seller and its Subsidiaries, including any and all notes payable and credit facilities of Seller and its Subsidiaries, each such release to be in form and substance reasonably acceptable to Buyer.
               (iv) Buyer shall, or shall cause Lion to, replace the letters of credit listed on Schedule 3.2(e) and any letters of credit obtained by Seller or its Affiliates (other than the Companies) on behalf of the Companies prior to the Closing (collectively, the “Seller Credit Enhancements”) with new arrangements, including obtaining and posting substitute bonds, sureties, letters of credit or guaranties, effective as of the Closing; provided that at Buyer’s written request not later than 10 Business Days prior to the Closing Date Seller shall leave in place one or more of the Seller Credit Enhancements (as requested by Buyer) for a period not to exceed 60 days from the Closing Date if Buyer provides and maintains an irrevocable standby letter of credit in favor of Seller, in form acceptable to Seller and issued by a nationally recognized U.S. banking institution acceptable to Seller, in an amount equal to the aggregate face amount of each such Seller Credit Enhancement that remains in place after the Closing as security for such Seller Credit Enhancement. Buyer agrees to pay Seller’s reasonably documented letter of credit and unused capacity fees with respect to each such Seller Credit Enhancement that remains in place after the Closing at Buyer’s request. Seller agrees that it shall not withdraw the Shell L/C for a period of 24 months after the Closing Date, unless Buyer notifies Seller that it may withdraw the Shell L/C prior to the end of such 24-month period; provided, however, that Seller may agree to eliminate or reduce the amount of the Shell L/C at any time to the extent authorized to do so by Shell Trading (US) Company or any court of competent jurisdiction. Buyer shall reimburse Seller with respect to any draw by Shell Trading (US) Company under the Shell L/C within two Business Days of Seller’s written request for reimbursement.

Stock Purchase Agreement

          (f) Allocation of Excess Payments. Notwithstanding the provisions of Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d), in the event the aggregate amount of the Lion Payments and Transfers exceeds the unpaid principal balance of the Lion/Ergon Debt as of the Closing (prior to giving effect to the Lion Payments and Transfers), then such excess amount shall be treated by the Parties as an increase to the Lion Shares Purchase Price except as otherwise required by Law.
          (g) Lion-Buyer Note. In consideration of Buyer issuing to Seller the Delek Shares and performing its other agreements pursuant to Section 3.2(a)(ii), Lion shall deliver to Buyer an unsecured promissory note in the form attached hereto as Exhibit I (the “Lion-Buyer Note”), in the aggregate principal amount of FORTY FIVE MILLION AND NO/100 DOLLARS ($45,000,000) plus the amount, if any, paid by Buyer pursuant to Section 3.2(a)(i).
     Section 3.3 Closing Deliveries.
          (a) Seller Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer and Lion (unless only Buyer or Lion is specified below):
               (i) to Buyer, certificates representing the Lion Shares, free and clear of any Liens, which certificates shall be duly endorsed in blank (or accompanied by duly executed stock powers);
               (ii) a copy of the Lion Assignment Agreement, duly executed by Seller;
               (iii) a copy of the Asphalt Sales Agreement, duly executed by Ergon Asphalt & Emulsions, together with a valid sale for resale certificate (for the States of Texas, Arkansas and Oklahoma) from Ergon Asphalt & Emulsions;
               (iv) a copy of each Third-Person Consent and Authorization set forth in Schedule 3.3(a)(iv);
               (v) a copy of the Registration Rights Agreement, in the form attached hereto as Exhibit G, providing for the registration of the Delek Shares issued pursuant to this Agreement and related matters (the “Registration Rights Agreement”), duly executed by Seller;
               (vi) a copy of the Mutual Release, duly executed by Seller;
               (vii) a copy of the Termination of Management Agreement and Waiver of Option, in the form attached hereto as Exhibit H (the “Termination Agreement”), duly executed by Seller;
               (viii) a copy of the Muskogee Terminal Operations Agreement, in the form attached hereto as Exhibit J (the “Muskogee Terminal Operations Agreement”), duly executed by Ergon Asphalt & Emulsions;
               (ix) (A) a copy of the Seller Transition Services Agreement, in the form attached hereto as Exhibit K (the “Seller Transition Services Agreement”), and (B) a copy of the Lion Transition Services Agreement, in the form attached hereto as Exhibit L (the “Lion Transition Services Agreement”), in each case duly executed by Seller (or Paline Pipeline Company in the case of the Lion Transition Services Agreement);

Stock Purchase Agreement

               (x) a copy of the Paline Option Agreement, in the form attached hereto as Exhibit M (the “Paline Option Agreement”), duly executed by Ergon Terminaling;
               (xi) a copy of the Asphalt Marketing Agreement, in the form attached hereto as Exhibit O (the “Asphalt Marketing Agreement”), duly executed by Ergon Asphalt & Emulsions;
               (xii) to Buyer, the certificates referred to in Section 8.3(a), Section 8.3(b) and Section 8.3(d);
               (xiii) copies of the resolutions of the board of directors of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution by Seller of this Agreement and the Related Agreements to which Seller is a party and the consummation by Seller of the Contemplated Transactions;
               (xiv) an incumbency certificate, duly executed by an authorized officer of Seller, attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Seller, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;
               (xv) the resignation, effective as of the Closing, of each of the individuals listed on Schedule 3.3(a)(xv) from the positions held with any of the Companies as specified on such Schedule 3.3(a)(xv);
               (xvi) to Buyer, a properly executed certificate, in the form prescribed by Treasury Regulations under Section 1445 of the Code, stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;
               (xvii) to Lion, the New Lion Note, duly executed by Seller;
               (xviii) to Buyer, a copy of the Buyer Guaranty, duly executed by Seller; and
               (xix) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.
          (b) Lion Closing Deliveries. At the Closing, Lion shall deliver, or cause to be delivered:
               (i) to Seller, the New Lion Note, duly executed by Lion;
               (ii) to Seller, a copy of the Lion Assignment Agreement, duly executed by each Company;
               (iii) to Buyer and Seller, a copy of the Asphalt Sales Agreement, duly executed by Lion;
               (iv) to Seller, certificates representing the Paline Pipeline Equity, which certificates shall be duly endorsed in blank (or accompanied by duly executed limited liability company interest powers);
               (v) to Seller, a copy of the Mutual Release, duly executed by each Company;
               (vi) to Seller, a copy of the Termination Agreement, duly executed by Lion;

Stock Purchase Agreement

               (vii) to Buyer and Seller, copies of the Muskogee Terminal Operations Agreement, duly executed by Lion;
               (viii) to Buyer and Seller, copies of the Seller Transition Services Agreement and to Buyer and Paline Pipeline Company, copies of the Lion Transition Services Agreement, duly executed by Lion;
               (ix) to Ergon Asphalt & Emulsions, a copy of the Asphalt Marketing Agreement, duly executed by Lion;
               (x) to Buyer and Seller, copies of the resolutions of the board of directors of Lion, certified as being correct and complete and then in full force and effect, authorizing the execution by Lion of this Agreement and the Related Agreements to which Lion is a party and the consummation by Lion of the Contemplated Transactions;
               (xi) to Buyer and Seller, an incumbency certificate, duly executed by an authorized officer of Lion attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Lion, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;
               (xii) to Buyer, the Lion-Buyer Note, duly executed by Lion;
               (xiii) to Seller, an amount equal to the Statoil Fees, by wire transfer of immediately available funds; and
               (xiv) to Buyer or Seller, as applicable, any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.
          (c) Buyer Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (unless otherwise specified):
               (i) the Lion Shares Purchase Price, less the amount applied toward payment pursuant to Section 2.3(b), by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing;
               (ii) the Cash Repayment Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing;
               (iii) an amount of cash, if any, to be paid in lieu of issuing Delek Shares as described in Section 3.2(a)(ii), by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing;
               (iv) an amount equal to the Estimated Adjusted Net Working Capital, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing;
               (v) subject to Section 3.2(e)(iv), evidence of the new arrangements, including substitute bonds, sureties, letters of credit or guaranties, that are replacing the Seller Credit Enhancements;

Stock Purchase Agreement

               (vi) irrevocable standby letters of credit in favor or Seller in an aggregate amount equal to the aggregate face amount of each Seller Credit Enhancement that remains in place after the Closing as security for such Seller Credit Enhancement as described in Section 3.2(e)(iv);
               (vii) a copy of each Third-Person Consent and Authorization set forth in Schedule 3.3(c)(vii);
               (viii) a true and correct copy of the irrevocable instructions to American Stock Transfer & Trust Company to issue a stock certificate, registered in the name of Seller, representing the Delek Shares issuable to Seller pursuant to Section 3.2(a)(ii);
               (ix) a copy of the Registration Rights Agreement, duly executed by Buyer;
               (x) a copy of the Buyer Guaranty, duly executed by Buyer;
               (xi) a copy of the Paline Option Agreement, duly executed by Buyer;
               (xii) the certificates referred to in Section 8.2(a), Section 8.2(b) and Section 8.2(f);
               (xiii) copies of the resolutions of the board of directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution by Buyer of this Agreement and the Related Agreements to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions;
               (xiv) copies of the resolutions of the governing body of Delek Hungary Ltd., certified as being correct and complete and then in full force and effect, authorizing the consummation by Buyer of the Contemplated Transactions;
               (xv) an incumbency certificate, duly executed by an authorized officer of Buyer attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Buyer, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;
               (xvi) to Lion, the Lion-Buyer Note, duly executed by Buyer; and
               (xvii) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the Execution Date, and will be true and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date; provided, however, any such representation or warranty that speaks to a “current” or “currently” dated time period shall be deemed to refer to such representation or warranty as of the Execution Date and as of the Closing Date).

Stock Purchase Agreement

     Section 4.1 Organization.
          (a) Seller is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Mississippi. Seller has heretofore delivered to Buyer accurate and complete copies of Seller’s Governing Documents, as in effect on the Execution Date.
          (b) Each of the Companies (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth in Section 4.1 of the Seller Disclosure Schedules, and (ii) has all requisite corporate power and authority under those laws and its Governing Documents to own or lease and to operate its properties and other assets and to carry on its business as currently conducted. Seller has heretofore delivered to Buyer accurate and complete copies of the Governing Documents of the Companies, as in effect on the Execution Date.
          (c) To the Knowledge of Seller and except for matters that would not result in an adverse effect in excess of the Threshold Amount, no breach or violation of any provision of such Governing Documents has occurred and is continuing. Each of the Companies is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires, except where the failure to be so qualified would not result in an adverse effect in excess of the Threshold Amount.
     Section 4.2 Capitalization; Ownership of the Lion Shares.
          (a) The total authorized, issued and outstanding capital stock of Lion is set forth in Section 4.2 of the Seller Disclosure Schedules and includes a listing of the record owners as of the date hereof and their respective shares of the outstanding capital stock of Lion held of record as of the date hereof. Seller does not hold, is not party to, and is not the beneficiary of, and to the Knowledge of Seller, no third party holds, is a party to or is the beneficiary of, any outstanding subscriptions, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class, other equity interests or Share Equivalents of Lion, except for the sale of the Lion Shares contemplated by this Agreement and except for Seller’s option to acquire common stock of Lion as provided in the Management Agreement dated as of March 22, 1985 by and between Seller and Lion, as amended (the “Management Agreement”). Except for Seller’s option to acquire common stock of Lion as provided in the Management Agreement, Lion does not have any outstanding Share Equivalents.
          (b) Except as set forth in Section 4.2 of the Seller Disclosure Schedules: (i) Seller owns the Lion Shares free and clear of any Liens, other than (A) Permitted Equity Liens, (B) Liens arising under this Agreement or the Related Agreements, (C) Liens arising under the Governing Documents of Lion as in effect on the Closing Date and (D) restrictive covenants contained in credit agreements to which the Companies are parties; and (ii) upon the occurrence of the Closing, the delivery of the Lion Shares to Buyer in accordance with the terms of this Agreement will transfer good and marketable title to the Lion Shares free and clear of any Liens, other than the Liens described in clauses (A), (B) and (C) in this sentence or any Liens established by Buyer. The Lion Shares (i) have been duly authorized and validly issued in accordance with Law, (ii) are fully paid and nonassessable, (iii) were issued free of preemptive rights and (iv) were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws or pursuant to valid exemptions therefrom. Seller has heretofore delivered to Buyer accurate and complete copies of all certificates representing the Lion Shares.
          (c) Section 4.2 of the Seller Disclosure Schedules lists each of the Acquired Subsidiaries and sets forth, with respect to each Acquired Subsidiary, the issued and outstanding equity

Stock Purchase Agreement

interests (collectively, the “Subsidiary Equity Interests”). The Subsidiary Equity Interests are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights. Lion owns all issued and outstanding Subsidiary Equity Interests free and clear of all Liens (other than (i) Permitted Equity Liens, (ii) Liens arising under this Agreement or the Related Agreements, (iii) Liens arising under the Governing Documents of any of the Acquired Subsidiaries as in effect on the Closing Date and (iv) restrictive covenants contained in credit agreements to which the Companies are parties). Except for Seller’s option to acquire common stock of Lion as provided in the Management Agreement, there are no outstanding securities, convertible or exchangeable into equity interests of any of the Acquired Subsidiaries or Share Equivalents outstanding or other rights, agreements or commitments obligating any of the Acquired Subsidiaries to issue, transfer or sell to any Person other than Lion any Subsidiary Equity Interests.
     Section 4.3 Due Authority; Execution and Delivery; Enforceability. Each of Seller and Lion has full corporate power and authority to execute and perform this Agreement, to perform the Related Agreements to which it will be a Party and to carry out the Contemplated Transactions. The execution, delivery and performance by Seller and Lion of this Agreement, the execution, delivery and performance by Seller or Lion of the Related Agreements to which it will be a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite action on the part of Seller and Lion. This Agreement has been duly and validly executed by each of Seller and Lion and, at the Closing, all Related Agreements required hereunder to be executed and delivered by Seller or Lion shall have been duly executed and delivered by Seller or Lion, as applicable. This Agreement does, and the Related Agreements to which Seller or Lion will be a party shall, assuming the due authorization, execution, and delivery of this Agreement by Buyer, constitute the legal, valid and binding obligation of Seller or Lion, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing or any other representation or warranty hereunder, no representation or warranty is made as to whether approval of any of the shareholders of Lion is required, or would be appropriate, in connection with the transactions contemplated under this Agreement and the Related Agreements.
     Section 4.4 No Conflicts; Approvals.
          (a) Subject to obtaining the consents and waivers referred to in Section 4.4 of the Seller Disclosure Schedules, and except for any matters described in this Section 4.4 that would not exceed the Threshold Amount, neither the execution and delivery by Seller or Lion of this Agreement or any Related Agreement nor the performance by Seller or Lion of its obligations hereunder or thereunder will, (i) violate or breach the terms of or cause a default under (A) any Law applicable to Seller or any of the Companies, (B) the Governing Documents of Seller or any of the Companies or (C) to the Knowledge of Seller, any Material Contract or (ii) to the Knowledge of Seller, with the passage of time, the giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clause (i) of this Section 4.4(a).
          (b) Except as set forth in Section 4.4 of the Seller Disclosure Schedules, and except for any approvals or filings the failure of which to have obtained or made would not exceed the Threshold Amount, neither the execution and delivery by Seller or Lion of this Agreement or any Related Agreement nor the performance by Seller or Lion of its obligations hereunder or thereunder will, to the Knowledge of Seller, require Seller, Lion or any of the Lion Subsidiaries to obtain any approval, consent or waiver of, or to make any filing with, any Governmental Authority that has not been obtained or made.

Stock Purchase Agreement

     Section 4.5 Financial Statements.
          (a) Section 4.5 of the Seller Disclosure Schedules sets forth the following financial statements (collectively, the “Lion Financial Statements”):
               (i) the audited consolidated balance sheet of Lion (including the Companies and Paline Pipeline Company) as of April 30, 2009 and 2010, together with corresponding audited consolidated statements of operations and of cash flows of Lion (including the Companies and Paline Pipeline Company) for the fiscal years ended April 30, 2010, 2009 and 2008; and
               (ii) the unaudited consolidated interim balance sheets of Lion (including the Companies and Paline Pipeline Company) as of January 31, 2011, together with corresponding unaudited consolidated interim statements of operations for the nine-month periods ended January 31, 2011 and 2010 and unaudited interim combined statements of cash flows for the nine-month periods ended January 31, 2011 and 2010.
          (b) The Lion Financial Statements described in Section 4.5(a)(i) have been prepared from the Records of Lion (including the Companies and Paline Pipeline Company) and present fairly, in all material respects, the consolidated financial position of Lion (including the Companies and Paline Pipeline Company) as of the respective dates of the balance sheets included therein and the consolidated results of operations and cash flows of Lion (including the Companies and Paline Pipeline Company) for the respective periods set forth therein, all in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as noted in the accompanying footnotes thereto).
          (c) The Lion Financial Statements described in Section 4.5(a)(ii) have been prepared from the Records of Lion (including the Companies and Paline Pipeline Company) and reflect all adjustments necessary for a fair statement, in all material respects, of the consolidated financial position of Lion (including the Companies and Paline Pipeline Company) as of the respective dates of the balance sheets included therein and the consolidated results of operations and cash flows of Lion (including the Companies and Paline Pipeline Company) for the respective periods set forth therein, all in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as noted in the accompanying footnotes thereto) (subject to the absence of footnote disclosures and to normal and recurring year-end adjustments).
          (d) Since January 31, 2011, the Companies have conducted the Business in the ordinary course of business.
     Section 4.6 Absence of Undisclosed Liabilities. To the Knowledge of Seller, except (i) for Obligations reflected in the balance sheet as of January 31, 2011 included in Section 4.5 of the Seller Disclosure Schedules, (ii) Obligations incurred in the ordinary course of business since January 31, 2011, (iii) Obligations otherwise disclosed in or incurred pursuant to this Agreement, or (iv) as set forth in Section 4.6 of the Seller Disclosure Schedules, none of the Companies has incurred any Obligations which would result in an adverse effect in excess of the Threshold Amount.
     Section 4.7 Material Contracts. To the Knowledge of Seller:
          (a) Section 4.7 of the Seller Disclosure Schedules sets forth a list of all of the following to which any of the Companies is a party as of the date hereof (in each case, to the extent remaining executory in whole or in part as of the date hereof), excluding this Agreement and any agreement or other instrument between or among two or more of the Companies to which no third Person is a party (each, a “Material Contract”):

Stock Purchase Agreement

               (i) any Contract relating to any indebtedness of any of the Companies for borrowed money in an amount in excess of $300,000, or the granting of any Lien by any of the Companies securing any such borrowing;
               (ii) any Contract whereby any of the Companies has guaranteed an Obligation in excess of $300,000 of any other Person (other than one or more of the Companies);
               (iii) any Contract with an employee or consultant of any of the Companies providing for annual payment by such Person in excess of $300,000 or a change-in-control severance benefit in excess of $300,000;
               (iv) any Contract with any officer or director of any of the Companies;
               (v) any collective bargaining contract or other contract with a labor union;
               (vi) any Contract for the purchase or sale of feedstocks, intermediate stocks or refined products that (A) provides for forward physical delivery on a date more than 60 days after April 29, 2011 or (B) provides for the payment after April 29, 2011 by or to such Person of more than $500,000;
               (vii) any Contract for the supply of goods or services by or to any of the Companies not covered in any other paragraph of this Section 4.7(a) that provides for payments after April 29, 2011 by or to such Person of more than $500,000;
               (viii) any Contract for the sale of any asset by or to any of the Companies not covered in any other paragraph of this Section 4.7(a) that provides for the payment after April 29, 2011 by or to such Person of more than $500,000;
               (ix) any lease under which any of the Companies is the lessor or lessee of real or personal property that provides for an annual base rental to or from such Person of more than $500,000;
               (x) any Contract prohibiting any of the Companies from competing with another Person in any business or area;
               (xi) any Contract providing for the direct or indirect merger, consolidation, or other reorganization of any of the Companies;
               (xii) any other Contract (other than a contract or agreement of a type described in clause (vi) above) of any of the Companies not covered in any other paragraph of this Section 4.7(a) that provides for the payment after April 29, 2011 by or to such Person of more than $500,000;
               (xiii) any Contract entered into with any Affiliate of Seller (excluding the Companies) that provides for the payment after April 29, 2011 by or to such Person of more than $500,000; and
               (xiv) any Contract to enter into any agreement with respect to any of the matters described in any of the foregoing clauses of this Section 4.7(a).

Stock Purchase Agreement

          (b) Material Contracts.
               (i) (A) Lion has delivered to Buyer accurate and complete copies of all Material Contracts, together with all amendments thereto, and (B) except as set forth in Section 4.7(b) of the Seller Disclosure Schedules and except for any matters that would not result in an adverse effect in excess of the Threshold Amount, there are no oral Material Contracts and no oral terms or conditions to any Material Contracts.
               (ii) Except as set forth in Section 4.7(b) of the Seller Disclosure Schedules, except for the Master Facilities Sublease, and except for matters that would not result in an adverse effect in excess of the Threshold Amount, (A) each Material Contract is in full force and effect and is a legal, valid and binding obligation of Lion or an Acquired Subsidiary, as applicable, enforceable against Lion or an Acquired Subsidiary, as applicable, in accordance with its terms (and against each counterparty thereto), except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, (B) Lion or the Acquired Subsidiary party thereto, as applicable, has not breached the terms of any Material Contract nor has any other party thereto, (C) Lion or the Acquired Subsidiary party thereto, as applicable, has not received from any other party to any Material Contract written notification that such Material Contract is not in full force and effect, that Lion or the Acquired Subsidiary party thereto, as applicable, has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (D) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would result in a breach or violation of, or a default under, the terms of any Material Contract.
               (iii) Except as set forth in Section 4.7(b) of the Seller Disclosure Schedules, and except for matters that would not result in an adverse effect in excess of the Threshold Amount, (A)the Master Facilities Sublease is in full force and effect and is a legal, valid and binding obligation of Ergon Asphalt & Emulsions, enforceable against Ergon Asphalt & Emulsions in accordance with its terms (and against each counterparty thereto), except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, (B) Ergon Asphalt & Emulsions has not breached the terms of the Master Facilities Sublease nor has any other party thereto, (C) Ergon Asphalt & Emulsions has not received from any other party to the Master Facilities Sublease written notification that the Master Facilities Sublease is not in full force and effect, that Ergon Asphalt & Emulsions has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (D) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would result in a breach or violation of, or a default under, the terms of the Master Facilities Sublease.
     Section 4.8 Title to Assets. To the Knowledge of Seller:
          (a) Section 4.8(a) of the Seller Disclosure Schedules sets forth a list as of the date hereof and, to the extent available, a legal description (which Seller may separately make available to Buyer rather than set forth in Section 4.8(a) of the Seller Disclosure Schedules) of (i) all Owned Real Property and (ii) all Leased Real Property.
          (b) Except as set forth in Section 4.8(b) of the Seller Disclosure Schedules, the Companies own or lease, pursuant to valid and enforceable leases, all material fixed assets used in or reasonably necessary for the conduct of the Business as currently conducted.

Stock Purchase Agreement

          (c) Except as set forth in Section 4.8(c) of the Seller Disclosure Schedules, each of the Companies (i) has good and indefeasible title to the Owned Real Property that is owned by it and (ii) has possession, pursuant to valid and enforceable leases, of the Leased Real Property that is leased by it, in each case, subject only to (A) Permitted Asset Liens or (B) any Liens for individual amounts that would not exceed the Threshold Amount.
          (d) Except as set forth in Section 4.8(d) of the Seller Disclosure Schedules, each of the Companies, as of the Closing Date, will have (i) good and marketable title to each material item of Owned Personal Property owned by such Company and used by it primarily in the operation of the Business and (ii) possession, pursuant to a valid and enforceable lease or sublease, of each material item of Leased Personal Property that is leased by it, in each case, subject only to (A) Permitted Asset Liens or (B) any Liens for individual amounts that would not exceed the Threshold Amount.
     Section 4.9 Authorizations of the Companies. To the Knowledge of Seller:
          (a) Section 4.9(a) of the Seller Disclosure Schedules contains a list of all material Authorizations of the Companies, including pending applications or filings therefor and renewals thereof, used in connection with the Business.
          (b) Except as would not result in an adverse effect in excess of the Threshold Amount: (i) the Authorizations, including pending applications or filings therefor and renewals thereof, set forth in Section 4.9(a) of the Seller Disclosure Schedules are all Authorizations that are necessary to carry on the Business as currently conducted; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would constitute or result in a violation by any of the Companies of, or a failure on the part of any of the Companies to comply with the terms of, any such Authorization, including pending applications or filings therefor and renewals thereof; (iii) except as set forth in Section 4.9(b) of the Seller Disclosure Schedules, none of the Companies has received from any Governmental Authority written notification that any such Authorization (A) is not in full force and effect, (B) has been violated in any respect, or (C) is subject to any suspension, revocation, modification or cancellation; and (iv) there is no Proceeding pending or threatened regarding suspension, revocation, modification or cancellation of any such Authorization.
          (c) Notwithstanding the foregoing, no representation or warranty is made in this Section 4.9 with respect to (i) Authorizations under Environmental Laws, which are addressed exclusively in Section 4.12, (ii) Authorizations under Tax Laws, which are addressed exclusively in Section 4.13, or (iii) Authorizations under ERISA, which are addressed exclusively in Section 4.16(c).
     Section 4.10 Compliance with Laws. To the Knowledge of Seller, except with respect to matters (i) as would not result in an adverse effect in excess of the Threshold Amount or (ii) as are set forth in Section 4.10 of the Seller Disclosure Schedules: (A) each of the Companies is in compliance with all Laws, as currently in effect and interpreted; (B) none of the Companies has received any written notification from any applicable Governmental Authority within the last three years that it is not in compliance with any Laws; and (C) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would constitute or result in a failure of any of the Companies to comply with the terms of any Law, as currently in effect and interpreted. Except for matters that would not result in an adverse effect in excess of the Threshold Amount, there are no consent or similar decrees or, to the Knowledge of Seller, other Orders affecting any of the Companies or the Business. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.10 with respect to compliance with Environmental Laws, which is addressed exclusively in Section 4.12, compliance with Tax Laws, which is addressed exclusively in Section 4.13, or compliance with ERISA, which is addressed exclusively in Section 4.16(c).

Stock Purchase Agreement

     Section 4.11 Proceedings.
          (a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller that would affect its ability to perform the Contemplated Transactions.
          (b) Except for matters as would not exceed the Threshold Amount and except as set forth in Section 4.11(b) of the Seller Disclosure Schedules: (i) there is no Proceeding pending for which the Companies have received service of process or otherwise written notice or, to the Knowledge of Seller otherwise pending, or, to the Knowledge of Seller, threatened against any of the Companies, including any involving a claim for indemnification pursuant to any statute, Governing Document or contract relating to any other Proceeding, which directly or indirectly relates to the Business or seeks to prevent or make illegal the consummation by Seller of the Contemplated Transactions; and (ii) to the Knowledge of Seller, there are no Orders or other decisions of any Governmental Authority outstanding against any of the Companies pertaining to any of the Companies or the Business; provided, however, that no representation or warranty is made in this Section 4.11 with respect to Proceedings under or involving Environmental Laws, which are addressed exclusively in Section 4.12, Tax matters, which are addressed exclusively in Section 4.13, or ERISA matters, which are addressed exclusively in Section 4.16(c).
     Section 4.12 Environmental. To the Knowledge of Seller, and except for matters that would not result in an adverse effect in excess of the Threshold Amount:
          (a) except as set forth in Section 4.12(a) of the Seller Disclosure Schedules, the Business is and the assets of the Companies are, and for the past three years have been, operated in compliance with all applicable Environmental Laws (in each case, as in effect and interpreted at the respective times within such three-year period);
          (b) all Environmental Authorizations, including pending applications or filings therefor and renewals thereof, required to be obtained or filed by or complied with by any of the Companies under any applicable Environmental Law currently in effect in connection with the Business as currently conducted, including those relating to Hazardous Substances, have been duly obtained or filed for and are listed in Section 4.12(b) of the Seller Disclosure Schedules, and each of the Companies is, and for the past three years has been, in compliance with the terms and conditions of all such Environmental Authorizations applicable to it;
          (c) except as set forth in Section 4.12(c) of the Seller Disclosure Schedules, (i) none of the Companies has received from any Governmental Authority written notification that any Environmental Authorization listed in Section 4.12(b) of the Seller Disclosure Schedules (A) is not in full force and effect, (B) has been violated, or (C) is subject to any suspension, revocation, modification or cancellation, (ii) there is currently no Proceeding pending or threatened regarding suspension, revocation, modification or cancellation of any Environmental Authorization listed in Section 4.12(b) of the Seller Disclosure Schedules and (iii) there are no Orders or other decisions of any Governmental Authority outstanding against any of the Companies pertaining to any of the Companies or the Business arising under Environmental Laws (excluding Consent Decrees set forth in Section 4.12(f) of the Seller Disclosure Schedules);
          (d) Section 4.12(d) of the Seller Disclosure Schedules sets forth a list of all Environmental Conditions at the location of the Refinery that require or may require Remediation Activity pursuant to applicable Environmental Laws, in each case as currently in effect and interpreted, and a description of (i) any Remediation Activity being conducted with respect to any such Environmental Conditions as of the Execution Date and (ii) any pending or threatened Environmental Claims made in writing with respect to any such Environmental Conditions;

Stock Purchase Agreement

          (e) except as set forth in Section 4.12(e) of the Seller Disclosure Schedules, the current operation of the Business does not provide a basis for revocation or suspension of any Environmental Authorization issued to any of the Companies;
          (f) Section 4.12(f) of the Seller Disclosure Schedules sets forth a list of all Consent Decrees and all notices of violation that set forth any requirements relating to Remediation Activities, in each case applicable to the Business, and Seller or Lion has delivered to Buyer copies of all significant submittals prepared pursuant to such Consent Decrees and notices of violation since January 1, 2008, and each of the Companies is in compliance with such Consent Decrees and notice of violation requirements, to the extent applicable to it;
          (g) there is no currently pending or threatened Environmental Claim relating to the Business, other than those set forth in Section 4.12(g) of the Seller Disclosure Schedules;
          (h) except as set forth in Section 4.12(h) of the Seller Disclosure Schedules, during the past three years, there have been no Releases on, at, under or from (including migrating from) the property of any of the Companies that would result in an Environmental Claim being asserted against any of the Companies under Environmental Laws, in each case as currently in effect and interpreted;
          (i) Seller or Lion has delivered to Buyer copies of all reports in Seller’s or Lion’s possession or control reflecting Environmental Conditions on, at, or underlying the property of any of the Companies, and any reports, documents or correspondence reflecting non-compliances with Environmental Laws currently in effect;
          (j) The assets and properties of the Companies are not encumbered by any Lien arising or imposed under Environmental Laws; and
          (k) except as set forth in Section 4.12(k) of the Seller Disclosure Schedules, none of the Companies has, during the past three years, disposed of or arranged for the disposal of, any Hazardous Substances (excluding garbage and household or office trash) in the conduct of the Business to or at any third person disposal facility.
     Section 4.13 Taxes.
          (a) To the Knowledge of Seller, except for any matter that would not result in an adverse effect in excess of the Threshold Amount and except as set forth in Section 4.13(a) of the Seller Disclosure Schedules: (i) each of the Companies has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, pursuant to Law; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) all Taxes (whether or not shown on any Tax Return) that are due and payable by the Companies have been or will be paid in full on or before the Closing Date; (iv) except with respect to Taxes not yet due and payable, (A) there are no Liens for unpaid Taxes on any asset or property of any Company, other than Permitted Asset Liens and Permitted Equity Liens, and (B) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien; (v) all Taxes that any of the Companies are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent due and payable, have been remitted to the proper Governmental Authority, and the applicable Company has properly received and maintained any and all certificates, forms, and other documents required by Law for any applicable exemption from such withholding; (vi) no foreign, federal, state or local Proceedings by or with a Governmental Authority regarding Taxes of the Companies are pending or being conducted, and no Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time

Stock Purchase Agreement

with respect to a Tax assessment or deficiency, which extension or waiver remains in effect; (vii) none of the liabilities of the Companies includes an obligation under any record retention, transfer pricing, closing or other agreement regarding Taxes with any Governmental Authority that will survive the Closing or impose any liability on Buyer or any of the Companies after the Closing; (viii) none of the Companies has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b); (ix) none of the Companies has distributed stock of another Person, and none of the Companies has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code within the two-year period ending on the Closing Date; (x) none of the Companies has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes other than any such group of which Lion is the parent; and (xi) any Tax-sharing agreement between any of the Companies, on the one hand, and Seller or any of its Affiliates, on the other hand, has previously been or will be terminated at or before the Closing, and none of the Companies will have any obligation to make a payment to Seller or any of its Affiliates with respect to any such Tax-sharing agreement at or after Closing.
          (b) Section 4.13(b) of the Seller Disclosure Schedules sets forth the amounts of the net operating loss and Tax credit carryforwards of the consolidated group of companies of which Lion is the common parent for federal income Tax purposes and of each Company for state income Tax purposes as of April 30, 2010.
          (c) None of the net operating loss or Tax credit carryforwards set forth on Section 4.13(b) of the Seller Disclosure Schedules is subject to any limitation provided in Section 382 or 383 of the Code, other than by reason of this Agreement and the Contemplated Transactions.
          (d) Seller has delivered to Buyer accurate and complete copies of all federal and state income Tax Returns filed by or for the Companies for the taxable years ended April 30, 2008, April 30, 2009 and April 30, 2010.
     Section 4.14 Acquisition of Delek Shares for Investment.
          (a) The Delek Shares, when acquired by Seller at the Closing, will be acquired from Buyer for Seller’s own account, for investment purposes and Seller is not acquiring the Delek Shares from Buyer with a view to, or to make offers of sales for Buyer in connection with, any distribution or public offering thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act or applicable state securities Laws.
          (b) Seller understands that (i) the Delek Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder and, accordingly, the stock certificate representing the Delek Shares will bear the restrictive legend set forth in Exhibit A, and (ii) Buyer’s reliance on such exemptions is predicated on Seller’s representations set forth herein. Seller understands that the resale of the Delek Shares may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.
          (c) Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities subject to the satisfaction of certain conditions and understands that, among other restrictions on resale, Seller’s resales of the Delek Shares may be

Stock Purchase Agreement

restricted or limited to the extent that Seller is deemed to be an “affiliate” of Buyer for purposes of Rule 144. In addition, Seller acknowledges that, depending upon the number of shares of Delek Stock, including Delek Shares, of which it is the beneficial owner within the meaning of the Exchange Act, Seller may be subject to the provisions of Section 16 under the Exchange Act.
          (d) Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Seller is able to bear the economic risk of the acquisition of the Delek Shares pursuant to the terms of this Agreement, including a complete loss of Seller’s investment in the Delek Shares.
          (e) Seller can bear the economic risk of its investment in the Delek Shares (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Delek Shares.
          (f) Seller and its representatives and legal counsel have been afforded access, to the extent not prohibited by Law, to such information concerning Buyer and have been afforded an opportunity to ask such questions of Buyer as Seller has deemed necessary or desirable to evaluate the merits and risks of the prospective investments in the Delek Shares contemplated herein.
          (g) For purposes of state “blue sky” Laws, Seller represents and warrants that Seller is located in the State of Mississippi and that the decision by Seller to acquire the Delek Shares shall be deemed to occur solely in the State of Mississippi.
     Section 4.15 Brokers. Except as set forth in Section 4.15 of the Seller Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based on arrangements made by or on behalf of Seller.
     Section 4.16 Benefit Plans. To the Knowledge of Seller:
          (a) Section 4.16(a) of the Seller Disclosure Schedules sets forth a list, as of the Execution Date, of all Benefit Plans applicable to the Companies and any related material Authorizations. Seller has provided to Buyer accurate and complete copies of any plan documents with respect to such Benefit Plans.
          (b) Neither the Companies nor any current or former ERISA Affiliate currently maintains, sponsors, participates in, has liability under, or contributes to, or has ever maintained, established, sponsored, participated in, had liability under, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (c) Except for matters that would not result in an adverse effect in excess of the Threshold Amount, with respect to any Benefit Plan that is sponsored, maintained or contributed to by any of the Companies or to which an “obligation to contribute” (as defined in Section 4212 of ERISA) by any of the Companies exists, or has been sponsored, maintained, contributed to by any of the Companies or to which an “obligation to contribute” by any of the Companies exists within six years prior to the Execution Date by any ERISA Affiliate: (i) no Proceedings are pending or threatened (including Proceedings by or before the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Authorities); (ii) the Companies are in substantial

Stock Purchase Agreement

compliance with ERISA and Law; (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would constitute or result in a failure of any of the Companies or any Benefit Plan to comply with ERISA and Law; (iv) there are no Orders outstanding against any of the Companies pertaining to any such Benefit Plan; and (v) the consummation of the Contemplated Transactions will not result in any liability to Buyer or any of the Companies for Taxes, penalties, interest or any other Claims resulting from any such Benefit Plan.
     Section 4.17 Labor Matters. To the Knowledge of Seller:
          (a) Section 4.17(a) of the Seller Disclosure Schedules sets forth a list of all CBAs to which any Company is a party or is bound. Seller has provided to Buyer accurate and complete copies of such CBAs.
          (b) Except as set forth in Section 4.17(b) of the Seller Disclosure Schedules and except for matters as would not result in an adverse effect in excess of the Threshold Amount: (i) there are no grievances pending pursuant to the CBAs nor are there any unfair labor practice Claims pending before any agency having jurisdiction over any of the employees of the Companies and there are no known union representation Claims involving any of the active represented employees of the Companies; and (ii) there are no pending strikes, work stoppages, work slowdowns, picketing, lockouts or similar labor activity, except for routine grievance matters by or with respect to any of the active represented employees of the Companies.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the Execution Date, and will be true and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date; provided, however, any such representation or warranty that speaks to a “current” or “currently” dated time period shall be deemed to refer to such representation or warranty as of the Execution Date and as of the Closing Date).
     Section 5.1 Organization and Qualification. Buyer is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification is required. Buyer has the requisite corporate power and authority under the laws of the jurisdiction of its incorporation and its Governing Documents to own or lease and to operate its properties and other assets and to carry on its business as currently conducted. Buyer has heretofore delivered to Seller correct and complete copies of Buyer’s Governing Documents, as in effect on the Execution Date.
     Section 5.2 Due Authority; Execution and Delivery; Enforceability. Buyer has full corporate power and authority to execute and perform this Agreement, to perform the Related Agreements to which it will be a party and to carry out the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement, the execution, delivery and performance of the Related Agreements to which it will be a party and the consummation of the Contemplated Transactions, including the issuance of the Delek Shares, have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly and validly executed by Buyer and, at the Closing, all Related Agreements required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered by Buyer. This Agreement does, and the Related Agreements to which Buyer will be a party shall, assuming the due authorization, execution, and delivery of this Agreement by Seller, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer,

Stock Purchase Agreement

reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 5.3 No Conflicts; Approvals.
          (a) Subject to obtaining the consents and waivers referred to in Section 5.3 of the Buyer Disclosure Schedules, and except for any matters described in this Section 5.3 that would not exceed the Threshold Amount, neither the execution and delivery by Buyer of this Agreement or any Related Agreement nor the performance by Buyer of its obligations hereunder or thereunder will, (i) violate or breach the terms of or cause a default under (A) any Law applicable to Buyer, (B) the Governing Documents of Buyer or (C) any Contract to which Buyer or any of its Subsidiaries is a party that has been filed pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K as an exhibit to the Buyer SEC Documents, (ii) provide any party other than Seller with the right to exercise any right of first refusal to purchase or other right to purchase the Delek Shares, or (iii) with the passage of time, the giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clauses (i) or (ii) of this Section 5.3(a).
          (b) Except as set forth in Section 5.3 of the Buyer Disclosure Schedules, and except for any approvals or filings the failure of which to have obtained or made would not exceed the Threshold Amount, neither the execution and delivery by Buyer of this Agreement or any Related Agreement nor the performance by Buyer of its obligations hereunder or thereunder will, to the Knowledge of Buyer, require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any Governmental Authority that has not been obtained or made.
     Section 5.4 Proceedings. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that would affect its ability to perform the Contemplated Transactions.
     Section 5.5 Acquisition of Lion Shares for Investment.
          (a) The Lion Shares, when acquired by Buyer at the Closing, will be acquired from Seller for Buyer’s own account, for investment purposes and Buyer is not acquiring the Lion Shares from Seller with a view to, or to make offers of sales for Seller in connection with, any distribution thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act, or applicable state securities Laws.
          (b) Buyer understands that (i) the Lion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (ii) Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth herein. Buyer understands that the resale of the Lion Shares may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.
          (c) Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is able to bear the economic risk of the acquisition of the Lion Shares pursuant to the terms of this Agreement, including a complete loss of Buyer’s investment in the Lion Shares.

Stock Purchase Agreement

          (d) Buyer can bear the economic risk of its investment in the Lion Shares (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Lion Shares.
          (e) Buyer and its representatives and legal counsel have been afforded access, to the extent not prohibited by Law, to such information concerning Lion and have been afforded an opportunity to ask such questions of Seller as Buyer has deemed necessary or desirable to evaluate the merits and risks of the prospective investments in the Lion Shares contemplated herein.
          (f) For purposes of state “blue sky” Laws, Buyer represents and warrants that Buyer is located in the State of Tennessee and that the decision by Buyer to acquire the Lion Shares shall be deemed to occur solely in the State of Tennessee.
     Section 5.6 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based on arrangements made by or on behalf of Buyer.
     Section 5.7 Buyer Capitalization.
          (a) The authorized capital stock of Buyer consists solely of 110,000,000 shares of Delek Stock, of which 54,436,592 shares were issued and outstanding as of the Business Day immediately preceding the Execution Date, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the Execution Date. All outstanding shares of Delek Stock have been duly authorized and validly issued in accordance with Law, are fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom. Except as disclosed in the Buyer SEC Documents, as of the Execution Date and as of the Closing Date: (i) there are no Share Equivalents applicable to any capital stock or other equity interests of Buyer or any of its Subsidiaries, including any Share Equivalents obligating Buyer or its Subsidiaries (A) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or the capital stock or other equity interests of any of its Subsidiaries or any securities or obligations convertible into or exchangeable for any such shares, or (B) to grant, extend or enter into any such Share Equivalents; (ii) there are no Contracts with respect to (or which affect) the voting, giving of written consents with respect to the voting, transfer, conversion, issuance, or registration, of the Delek Stock or the capital stock or other equity interests of any of its Subsidiaries; and (iii) there are no outstanding obligations of Buyer or any of its Subsidiaries to redeem, repurchase, or otherwise acquire any of the Delek Stock or the capital stock or other equity interests of any of its Subsidiaries. No stock plan, stock purchase, stock option or other agreement or understanding between Buyer or its Subsidiaries and any holder of the capital stock of Buyer or the capital stock or other equity interests of any of its Subsidiaries, or rights exercisable or convertible therefor, provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, including adjustments to or resets of the exercise price of any outstanding security of Buyer or any of its Subsidiaries, as a result of the consummation of the Contemplated Transactions.
          (b) Except as set forth in Section 5.7 of the Buyer Disclosure Schedules or as disclosed in the Buyer SEC Documents, Buyer does not have any outstanding (i) securities convertible into, exchangeable or exercisable for, or carrying the right to acquire any capital stock or other equity securities of Buyer nor (ii) options, warrants, subscriptions, rights, calls, agreements, demands or other arrangements or commitments of any character obligating Buyer to issue any capital stock or equity securities or any interest therein.

Stock Purchase Agreement

          (c) The issuance of the Delek Shares pursuant to Section 3.2(a) has been duly authorized by Buyer and, when issued and delivered to Seller in accordance with the terms of this Agreement, the Delek Shares will be validly issued, fully paid and nonassessable, free of any and all Liens and restrictions on transfer, other than (i) Permitted Equity Liens and (ii) Liens arising under this Agreement or the Related Agreements, and, assuming the accuracy of Seller’s representations and warranties set forth in Section 4.14, issued in compliance with all applicable federal and state securities Laws. Except for those rights set forth in the Registration Rights Agreement, none of the Delek Shares issued pursuant to this Agreement will, upon issuance, be subject to any preemptive rights, rights of first refusal, or other rights to purchase the Delek Shares (whether in favor of Buyer or any other Person) pursuant to any Contract of Buyer.
     Section 5.8 SEC Documents; Material Changes.
          (a) Buyer has filed timely with the SEC all reports, schedules, statements and exhibits required to be filed by it under the Exchange Act from and after January 1, 2008 (all such documents filed between January 1, 2008 and the Execution Date, collectively, the “Buyer SEC Documents”). The Buyer SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed (except to the extent corrected by a subsequently filed Buyer SEC Document filed prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act, (iii) in the case of the Buyer Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Buyer Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (v) in the case of the Buyer Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended and are consistent with the books and records of Buyer and its Subsidiaries. If the Delek Shares were issued and outstanding on the Execution Date, Buyer would meet the registrant requirements and paragraph 3 of the transaction requirements of Form S-3 under the Securities Act to register the resale of the Delek Shares in a secondary offering. As of the date hereof, Buyer is in compliance in all material respects with the applicable listing requirements of the New York Stock Exchange and Buyer has not received written notice from the New York Stock Exchange regarding any failure to so comply.
          (b) Except as described in the Buyer SEC Documents or as set forth in Section 5.8(b) of the Buyer Disclosure Schedules, since December 31, 2010, there has not been:
               (i) any change in the consolidated assets, liabilities, financial condition or operating results of Buyer and its Subsidiaries, taken as a whole, from that reflected in the Buyer Financial Statements, except for changes in the ordinary course of business or changes which would not have a Buyer Material Adverse Effect;
               (ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any shares of capital stock of Buyer, or any redemption or repurchase of any securities of Buyer;

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               (iii) any pending, or to the Knowledge of Buyer, threatened Claim or Proceeding, including Claims or Proceedings relating to any Tax or Tax Return, Environmental Law, or any noncompliance with any Law or permit, which would have a Buyer Material Adverse Effect;
               (iv) any material transaction entered into by Buyer or any of its Subsidiaries other than in the ordinary course of business (other than as contemplated by this Agreement);
               (v) any amendment to the Governing Documents of Buyer;
               (vi) any change to any material Contract by which Buyer or its Subsidiaries is bound or to which any of their respective assets or properties is subject which would have a Buyer Material Adverse Effect; or
               (vii) any other event outside the ordinary course of business that has had or would have a Buyer Material Adverse Effect.
ARTICLE VI
PRE-CLOSING COVENANTS AND AGREEMENTS
     Section 6.1 Operation of the Business. Except (i) as set forth in Schedule 6.1, (ii) as otherwise contemplated by this Agreement or the Related Agreements or (iii) as otherwise consented to by Buyer in advance in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period, Seller (with respect to the Companies and the Business) or Lion shall, and shall cause the Companies to:
          (a) afford to Buyer and its agents, advisors, accountants, lenders, and representatives reasonable access to the Companies’ properties, personnel, documents and Records (except to the extent such access is prohibited by Law or by Contract) and to furnish such information about the Companies, their properties and assets, the Lion Shares and the Business as Buyer may reasonably request, all upon reasonable notice to Seller or Lion and in a manner that does not interfere in any material respect with the normal operations of the Business;
          (b) operate and maintain the properties and assets of the Companies and the Business in the ordinary course of business (including ordinary course of business: repairs; routine maintenance; and regulatory capital expenditures) and not enter into any material transaction outside the ordinary course of business;
          (c) operate the Business and maintain the properties and assets of the Companies in accordance with all Laws currently in effect, or as may be amended or come into effect prior to the Closing, in all material respects;
          (d) use Commercially Reasonable Efforts to preserve their existing beneficial relationships with agents, lessors, suppliers and customers, subject to the effects of the announcement of the Contemplated Transactions and Buyer’s stated plans for the Business;
          (e) not incur any obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument (nor enter into any guarantees with respect to any such indebtedness), which indebtedness is secured by some or all of the properties or assets of the Companies except indebtedness that will be paid in full at or prior to the Closing;

Stock Purchase Agreement

          (f) except in the ordinary course of business, not destroy or remove any material Records;
          (g) promptly notify Buyer of any material emergency or other material change in or affecting the Business or the properties or assets of the Companies, including any material Claim asserted or material Proceeding initiated against Seller with respect to the Business or the Lion Shares or against any of the Companies;
          (h) not (i) grant or approve any increase in compensation, commission, bonus or other direct or indirect remuneration payable to any employee of the Business within the 35 day period immediately preceding the Closing Date (provided, however, that this clause (h)(i) shall not apply to any such increases required pursuant to any CBA), or (ii) hire any new employee, other than to fill a vacancy in an existing position; provided that Seller may make special bonus payments to employees of the Business as it may deem necessary to preserve key employees, and such bonus payments shall not increase the Lion/Ergon Debt;
          (i) not enter into any Contract that would have been a Material Contract if it would have been in effect on the Execution Date, except any contract, agreement or other arrangement entered into in the ordinary course of business;
          (j) not amend, modify or terminate any Material Contract or otherwise waive, release or assign any material rights, Claims or benefits of Seller or any Company under any Material Contract or enter into any derivative, option, hedge or futures contracts, except any derivative, option, hedge or futures contracts entered into in the ordinary course of business;
          (k) not enter into any new CBAs, or amend or modify in any material respect any existing CBA;
          (l) not adopt any new or modified method of accounting (except in accordance with GAAP, Law or regulatory guidelines, provided that Seller promptly informs Buyer in writing and in reasonable detail of any such new or modified method of accounting) with respect to the properties or assets of the Companies or the Business outside the ordinary course of business;
          (m) provide Buyer with copies of the financial and operating reports prepared or maintained by or for the Companies in the ordinary course of business that are reasonably requested by Buyer and consistent in scope and format with the financial and operating reports previously provided to Buyer;
          (n) timely obtain, maintain in full force and effect, and comply, in all material respects, with all provisions of all material Authorizations required in connection with the operation of the properties or assets of the Companies or the Business;
          (o) except in the ordinary course of business and except for cash used to repay any and all indebtedness under the Paline Note, not sell, transfer, convey, assign, dispose of, exchange or lease any of their properties or assets;
          (p) not take any action to amend the Governing Documents of the Companies;
          (q) not issue any capital stock, Share Equivalents or other equity interests of any of the Companies;

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          (r) not convert, merge or consolidate any of the Companies with or into any other corporation or entity;
          (s) not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization related to any of the Companies;
          (t) not (i) amend any material Tax Return or settle or compromise any material Tax liability or enter into any agreement or preliminary settlement with any Governmental Authority concerning material Taxes; (ii) make or change any material Tax election; (iii) file with, or provide to, any Governmental Authority any waiver extending the statutory period for assessment or reassessment of material Taxes or any other waiver of restrictions on assessment or collection of any material Taxes; (iv) change an annual accounting period for Tax purposes; or (v) affirmatively surrender any right to claim a refund of material Taxes; and
          (u) not agree, resolve or commit to do any of the actions prohibited in Section 6.1(e), (f), (h), (i), (j), (k), (l), (o), (p), (q), (r), (s) or (t).
     Section 6.2 Appropriate Action; Consents; Filings. During the Interim Period:
          (a) Seller, Lion and Buyer shall each use Commercially Reasonable Efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the Contemplated Transactions, (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Seller, Lion or Buyer in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, and (iii) make all necessary filings, including filings under the HSR Act and the DPA, and thereafter make any other required submissions, with respect to this Agreement and the Contemplated Transactions required under any Law at or prior to the Closing. Buyer, on the one hand, and Seller, on its own behalf and on behalf of Lion, on the other hand, shall each bear the costs and expenses of their respective filings; provided that Buyer shall bear all of the filing fees in connection with any such filings other than filings under the HSR Act (which shall be borne equally by Buyer, on the one hand, and Seller, on the other). Seller, Lion and Buyer shall each cooperate in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Additionally, Seller and Buyer shall consult with the other prior to any meetings, by telephone or in person, with the staff of the applicable Governmental Authorities, and (when customary in such circumstances and to the extent permitted by the applicable Governmental Authority) each Party shall have the right to have a representative present at any such meeting. Seller and Buyer shall each use Commercially Reasonable Efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Law in connection with the Contemplated Transactions.
          (b) Seller, Lion and Buyer shall each timely give or cause to be given all notices to Third Persons and use all Commercially Reasonable Efforts to obtain all Third-Person Consents (i) set forth in Schedules 3.3(a)(iv) and 3.3(c)(vii), as applicable, or (ii) required under any Material Contract in connection with the consummation of the Contemplated Transactions.
          (c) Seller and Buyer shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions or Buyer’s ownership of the Lion Shares, (ii) any Governmental Authority or Stock Exchange in connection with the

Stock Purchase Agreement

Contemplated Transactions, (iii) any Governmental Authority, Stock Exchange or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving or otherwise affecting the Companies, Buyer or Seller that relate to the consummation of the Contemplated Transactions or Buyer’s ownership of the Lion Shares, or (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party hereto to consummate the Contemplated Transactions not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Lion, Buyer or Seller, respectively, to consummate the Contemplated Transactions or to fulfill their respective obligations set forth herein.
          (d) Buyer and Seller each agree to cooperate and to use Commercially Reasonable Efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority or any Stock Exchange that is in effect and that restricts, prevents or prohibits the consummation of the Contemplated Transactions, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Buyer shall take, or cause to be taken, Commercially Reasonable Efforts required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the Contemplated Transactions or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any Closing Condition not to be satisfied; provided that compliance with this Section 6.2(d) by Buyer shall not require Buyer to dispose of any of its material assets or assume any material Obligations.
     Section 6.3 Right of Entry; Access to Information.
          (a) During the Interim Period, Buyer and the Diligence Representatives shall be afforded reasonable access (under the supervision of Seller’s delegee, if required by Seller) upon reasonable request (i) to the Records (but only to the extent such access is not prohibited by Law or by Contract), personnel and operations of the Business, the Companies and their properties and assets and the Lion Shares, and (ii) for purposes of conducting Phase I environmental site assessments on the Real Property in accordance with the specifications for such an assessment by the American Society for Testing and Materials (but not including any core sampling or any other invasive sampling or testing procedures). In the event Buyer obtains any such Phase I environmental site assessments, Buyer shall promptly provide accurate and complete copies thereof to Seller.
          (b) Buyer hereby acknowledges that any access to the properties and assets of the Companies by Buyer or any representative, current or potential lender, appraiser, consultant or other Person acting by or on behalf or at the request of Buyer (each, a “Diligence Representative”) shall be at the sole risk, cost and expense of Buyer. Buyer shall and shall ensure that each Diligence Representative complies with all safety, security and similar requirements imposed by any of the Companies on its employees or contractors; provided that Seller or the Companies have provided to Buyer a written description of such safety, security and other requirements. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses for personal injury, death or property damage to the extent arising out of any of Buyer’s or any Diligence Representative’s entry upon or access to the Records, personnel or operations of the Business or the Companies or their properties or assets, IN EACH CASE REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH SELLER INDEMNITEE) OF THE SELLER INDEMNITEES OR ANY EMPLOYEE OF ANY SUCH SELLER INDEMNITEE. Buyer’s indemnification obligations under this Section 6.3(b) shall not be subject to the Buyer Indemnification Deductible or the Buyer Indemnification Ceiling.

Stock Purchase Agreement

          (c) During the Interim Period, Buyer may seek, at Buyer’s expense, owner’s or lessee’s (as applicable) policies of title insurance insuring the Companies’ title to or leasehold interests in (as applicable) the Real Property and related insurable improvements, and one or more surveys of the Real Property, and Seller shall, and shall cause the Companies to, provide such reasonable cooperation to Buyer as Buyer may request in connection therewith.
          (d) Buyer will hold any information obtained under Section 6.3(a) in accordance with the provisions of the Confidentiality Agreement.
     Section 6.4 Condition of Assets. In consummating the purchase and the sale of the Lion Shares contemplated hereunder, Buyer acknowledges THAT NEITHER SELLER NOR LION MAKES ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER AND LION HEREBY EXPRESSLY DISCLAIM), OF THE PROPERTIES OR ASSETS OF THE COMPANIES, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR IN THE RELATED AGREEMENTS. Without limiting the generality of the preceding sentence, the provisions of this Section 6.4 shall not alter, limit, modify or impair the representations and warranties and covenants of Seller and Lion contained in this Agreement or the Related Agreements.
     Section 6.5 Independent Investigation. As of the Closing, Buyer will have completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Related Agreements, the properties and assets of the Companies and the Lion Shares, as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE IN OR PURSUANT TO THIS AGREEMENT OR THE RELATED AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT: (i) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY OR ON BEHALF OF SELLER OR LION, EXPRESS OR IMPLIED, AS TO (A) THE PROPERTIES OR ASSETS OF THE COMPANIES OR THE LION SHARES OR (B) THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE LION SHARES, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (ii) SELLER AND LION DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY SELLER OR LION OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY BACKCAST DATA OR MODELS PROVIDED BY SELLER OR LION, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, ANY CORRESPONDENCE FROM SELLER OR LION OR ANY OF THEIR RESPECTIVE AFFILIATES, ANY PRESENTATION BY THE MANAGEMENT OF SELLER OR LION OR ANY OF THEIR RESPECTIVE AFFILIATES AND ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE TO BUYER, OR STATEMENTS MADE TO BUYER DURING SITE OR OFFICE VISITS, IN ANY DATAROOMS OR MANAGEMENT PRESENTATIONS); (iii) NEITHER SELLER NOR LION NOR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, AND SELLER AND LION EACH HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR

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WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO ANY OF THE PROPERTIES OR ASSETS OF THE COMPANIES OR THE BUSINESS; AND (iv) NEITHER SELLER NOR LION MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO ANY PORTION OF THE PROPERTIES OR ASSETS OF THE COMPANIES, COMPLIANCE WITH LAWS AND AUTHORIZATIONS; provided, however, the provisions of this Section 6.5 shall not limit, alter or waive any claims for fraud in the negotiation or execution of this Agreement.
     Section 6.6 Supplement to Disclosure Schedules.
          (a) Seller shall, on or before March 31, 2011, by written notice to Buyer, supplement or amend the Seller Disclosure Schedules, to include information which has been posted in the Data Room on or before the Execution Date to the extent necessary to make the Seller Disclosure Schedules true and complete as of the Execution Date (“Updated Seller Information”). The written notice to Buyer shall identify the actual Updated Seller Information. Upon request, Seller shall identify which directory files in the Data Room such information was posted on or before the Execution Date. The Seller Disclosure Schedules shall be deemed to have been amended to include the Updated Seller Information and the Updated Seller Information shall be deemed to be waived by Buyer and Buyer shall not be entitled to make a Claim thereon under this Agreement.
          (b) Additionally, Seller may, from time to time after March 31, 2011 but prior to 9:00 A.M. on the fourth day preceding the Closing Date, by written notice to Buyer, further supplement or amend the Seller Disclosure Schedules to include new or additional information (“New Seller Information”) which shall, in each instance, identify the actual New Seller Information. If Buyer has a right to terminate this Agreement pursuant to Section 10.1(c)(ii) as a result of the condition to the obligations of Buyer to effect the Contemplated Transactions set forth in Section 8.3(a) not being satisfied, without taking into consideration any New Seller Information for purposes of qualifying any of the representations and warranties of Seller set forth in this Agreement, but Buyer elects to proceed with the Closing, then the Seller Disclosure Schedules shall be deemed to have been amended to include the New Seller Information, the New Seller Information shall be deemed to be waived by Buyer and Buyer shall not be entitled to make a Claim thereon under this Agreement.
          (c) Buyer may, from time to time but prior to 9:00 A.M. on the fourth day preceding the Closing Date, by written notice to Seller, supplement or amend the Buyer Disclosure Schedules to include new or additional information (“New Buyer Information”) which shall, in each instance, identify the actual New Buyer Information. If Seller has a right to terminate this Agreement pursuant to Section 10.1(b) as a result of the condition to the obligations of Seller to effect the Contemplated Transactions set forth in Section 8.2(a) not being satisfied, without taking into consideration any New Buyer Information for purposes of qualifying any of the representations and warranties of Buyer set forth in this Agreement, but Seller elects to proceed with the Closing, then the Buyer Disclosure Schedules shall be deemed to have been amended to include the New Buyer Information, the New Buyer Information shall be deemed to be waived by Seller and Seller shall not be entitled to make a Claim thereon under this Agreement.
     Section 6.7 Cooperation with Respect to Financial Statements. During the Interim Period and after the Closing, Seller shall (and shall cause the Companies during the Interim Period to) provide such reasonable cooperation as may be requested by Buyer with respect to modifications to the Lion Financial Statements and preparation of such other financial information in such form and for such periods as may be required pursuant to the requirements of Regulation S-X of the SEC or other applicable U.S. federal securities Laws relating to Buyer’s acquisition of the Lion Shares. Any such modifications

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shall be made, and any such cooperation shall be provided, at Buyer’s expense, for Third Person expenses.
     Section 6.8 Transactions Involving Delek Stock. During the Measurement Period: (a) Buyer shall not, and it shall cause its Subsidiaries and Delek Group Ltd. (and Buyer shall use Commercially Reasonable Efforts to cause its officers, directors and other Affiliates) not to, trade in any shares of Delek Stock or any derivative securities with respect thereto (or enter into any Contract or arrangement relating to any such trading); and (b) Seller and Lion shall not, and they shall cause their respective Subsidiaries (and Seller and Lion shall use their respective Commercially Reasonable Efforts to cause their respective officers, directors and other Affiliates) not to, trade in any shares of Delek Stock or any derivative securities with respect thereto (or enter into any Contract or arrangement relating to any such trading).
     Section 6.9 Cooperation with Respect to Financing. During the Interim Period, Buyer shall keep Seller reasonably informed regarding the status of Buyer’s activities (including status of negotiations and documentation, perceived difficulties and the temporary postponement of or termination of any activities) to obtain financing for the Contemplated Transactions; provided, however, that Buyer shall not be required to seek or obtain financing or equity commitment letters or similar undertakings from any Persons in order to satisfy its obligations hereunder, but shall provide Seller with copies of such financing or equity commitment letters or similar undertakings to the extent the same are obtained by Buyer.
     Section 6.10 Corporate Structure of Buyer. Except (i) as set forth in Schedule 6.10, (ii) as otherwise contemplated by this Agreement or the Related Agreements or (iii) as otherwise consented to by Seller in advance in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period, Buyer shall not, and shall not permit its Subsidiaries to:
          (a) adopt or propose to adopt any material amendments to its or their Governing Documents as in effect on the Execution Date;
          (b) issue (except in accordance with the terms of securities of Buyer outstanding on the Execution Date or in connection with incentive plans of Buyer in existence on the Execution Date), split, combine or reclassify any shares of its or their capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or their capital stock (except for regular quarterly dividends in the ordinary course of business not in excess of the amount paid for the most recent quarter) or otherwise make any payments to stockholders in their capacity as such or authorize any of the foregoing; or
          (c) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity.
     Section 6.11 Data Room CD ROMs. As promptly as practicable after the Execution Date (and in any event within five Business Days after the Execution Date), Seller shall cause all documents posted to the Data Room on or prior to the Execution Date (and not removed on or prior to the Execution Date) to be copied to CD ROMs and ten copies of such CD ROMs to be delivered to Buyer.
     Section 6.12 Partial Assignment of Lion/Ergon Debt. Prior to the Closing Date, Seller shall transfer and assign to Ergon Terminaling an amount equal to $50 million of the unpaid principal balance of the Lion/Ergon Debt and provide Buyer at the Closing with copies of the instruments assigning such portion of the Lion/Ergon Debt to Ergon Terminaling. The Paline Pipeline Equity Transfer to Ergon Terminaling at the Closing shall be in full satisfaction of such $50 million of the Lion/Ergon Debt.

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ARTICLE VII
TAX MATTERS
     Section 7.1 Paline Taxes. In the case of any Taxes described in the definition of “Paline Taxes” for a Straddle Period, the amount of such Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.
     Section 7.2 Transfer Taxes. Seller and Buyer agree that all Transfer Taxes relating to the sale, conveyance, and transfer of the Lion Shares pursuant to this Agreement shall be borne by Seller. Seller and Buyer agree that all Transfer Taxes relating to any other Contemplated Transactions, except Transfer Taxes that are included in the Paline Taxes, shall be borne by Buyer. Buyer and Seller shall cooperate to minimize any such Transfer Taxes.
     Section 7.3 Tax Returns; Audits.
          (a) For each Tax Return required by Law to be filed by any of the Companies for which the due date (taking into account extensions) is on or after the date hereof and on or prior to the Closing Date, Seller shall be responsible for causing such Tax Return to be timely filed, and the payment by the Companies of all Taxes reflected thereon, and for each Tax Return required by Law to be filed by any of the Companies for which the due date (taking into account extensions) is after the Closing Date, including any such consolidated federal income Tax Return of the affiliated group of which Lion is the common parent for any Tax Year ending on or prior to the Closing Date, Buyer shall be responsible for causing such Tax Return to be timely filed and the payment of all Taxes reflected thereon. Notwithstanding any other provision of this Agreement to the contrary, any Losses relating to a failure of Buyer or Seller to satisfy their respective obligations under this Section 7.3(a), except in the case of such a failure by Buyer to the extent related to any Taxes that are included in the Paline Taxes, shall be limited to any interest and penalties imposed by the applicable Governmental Authority after the Closing Date with respect to such failure.
          (b) Not later than 20 days before the due date (taking into account extensions) of any Tax Return of Lion and Paline Pipeline Company (and any affiliated, consolidated, combined or unitary group of which either of Lion or Paline Pipeline Company is a member) that sets forth any Taxes that are included in the Paline Taxes, other than (i) any Tax Return described in Section 7.3(c) and (ii) any Tax Return relating to any Transfer Taxes which Seller is required to prepare and file, including a Transfer Tax Return of Paline Pipeline Company (a “Paline Tax Return”), Buyer shall deliver to Seller a draft of the portion of such Paline Tax Return that relates to Taxes included in the Paline Taxes for Seller’s review and comment. Seller shall have 10 days following the receipt of any such Paline Tax Return to provide its written comments to Buyer regarding any Tax items that would affect the computation of the Paline Taxes. Buyer shall make a good faith effort to consider any such written comments received from Seller. If Seller has not delivered any such written comments to Buyer during such 10-day period, Seller shall be considered to have accepted such Paline Tax Return. Notwithstanding the foregoing, Seller will take the position, unless otherwise required by Law, for purposes of any Tax Return for Transfer Taxes prepared and filed by Seller or its Affiliates, including the Companies, that the assets transferred in the Paline Pipeline Equity Transfer were the equity interests in Paline Pipeline Company and not the assets of Paline Pipeline Company.
          (c) Not later than 20 days before the due date (taking into account extensions) of any combined Texas franchise Tax Return of Seller and its Affiliates, including the Companies and Paline

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Pipeline Company, that sets forth any Taxes that are included in the Paline Taxes, Seller shall deliver to Buyer a draft of the portion of such Tax Return that relates to the Companies and Paline Pipeline Company for Buyer’s review and comment. Buyer shall have 10 days following the receipt of any such Tax Return to provide its written comments to Seller regarding any Tax item that would affect the computation of the Paline Taxes. Seller shall make a good faith effort to consider any such written comments received from Buyer. If Buyer has not delivered any such written comments to Seller during such 10-day period, Buyer shall be considered to have accepted such Tax Return. Seller shall include the Companies and Paline Pipeline Company in Seller’s combined group through the Closing Date for purposes of Seller’s Texas franchise Tax Returns and none of the Companies will be designated as the reporting company for such Tax Returns.
          (d) Buyer shall be responsible for causing any Paline Tax Return to be timely filed, and the payment of all Taxes reflected thereon. Buyer shall provide to Seller a copy of any such Paline Tax Return not later than 30 days after filing. Seller shall be responsible for causing any Tax Return described in Section 7.3(c) to be timely filed, and the payment of all Taxes reflected thereon. Seller shall provide to Buyer a copy of the portion of such Tax Return that relates to the Companies and Paline Pipeline Company not later than 30 days after filing. Any Tax Return described in this Section 7.3(d) that is actually filed (i) shall be consistent with the determination of Paline Taxes in accordance with Section 2.4(a) and (ii) shall be prepared in a manner consistent with practices followed in prior Tax Years except as otherwise required by Law.
          (e) Buyer and Seller shall (and shall cause their Affiliates to) cooperate fully, as and to the extent reasonably requested by the other Party, at such other Party’s sole cost and expense, in connection with the filing of Tax Returns with respect to the Companies and Paline Pipeline Company and any Proceeding with respect to Taxes and the preparation of any allocation described in Section 3.2(c)(i). Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all Records with respect to Tax matters pertinent to the Companies and the Business relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying, or discarding any such Records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such Records at the other Party’s sole expense.
     Section 7.4 Tax Agreements. For Tax purposes, except as otherwise required by Law, Buyer and Seller agree to treat any indemnity payment made by Seller to Buyer pursuant to this Agreement, including any payment by Seller to Buyer of Paline Taxes pursuant to Section 2.4, as (i) a reduction to the Lion Shares Purchase Price to the extent thereof, (ii) then a reduction to the Cash Repayment Amount to the extent thereof, and (iii) then a payment for the Delek Shares, if issued pursuant to Section 3.2(a)(ii), and any indemnity payment made by Buyer to Seller shall be treated as an increase to the Lion Shares Purchase Price. Each of Buyer and Seller agree that, except as otherwise required by Law, neither it nor any of its Affiliates will characterize the Contemplated Transactions for any Tax purposes in a manner inconsistent with the description of such Contemplated Transaction as set forth in this Agreement. Notwithstanding the immediately preceding sentence, and except as otherwise required by Law, each of Buyer and Seller and their Affiliates will treat the transactions described in Section 3.2(c)(ii) and Section 3.2(c)(iv)for Tax purposes as a sale of the Asphalt Inventory or the Excess Inventory, as the case may be, followed by distributions of any sales proceeds received by an Acquired Subsidiary to Lion followed by the use of such sales proceeds by Lion to repay a portion of the

Stock Purchase Agreement

Lion/Ergon Debt. Buyer agrees that it will structure the purchase of the Lion Shares hereunder so that, beginning the day after the Closing Date, the Companies will be members of the federal income Tax consolidated group of which Buyer is the common parent. Each of Buyer and Seller agrees that neither it nor any of its Affiliates will make an election to treat Paline Pipeline Company following the Paline Conversion as a corporation for applicable federal or state income Tax purposes.
     Section 7.5 Survival. Notwithstanding anything in this Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the statutes of limitations (including any and all extensions thereof) applicable to such Tax or the assessment thereof (the “Tax Survival Period”); provided that any representation, warranty, covenant, agreement, right or obligation that is the subject of a Claim for indemnification hereunder which Claim was made prior to the expiration of the Tax Survival Period shall survive with respect to such claim until such Claim is finally paid or adjudicated.
     Section 7.6 Third-Party Tax Claim Procedures. Except as otherwise provided in this Section 7.6, (i) Buyer shall have the right to control the conduct of the response to or defense of any Proceeding that could result in or give rise to an adjustment in the amount of the Paline Taxes and (ii) Seller shall have the right to control the conduct of the response to or defense of any Proceeding that could result in or give rise to an adjustment in the amount of Taxes with respect to a Tax Return described in Section 7.3(c) or any Third Party Claim relating to Taxes not involving a Proceeding that could result in or give rise to an adjustment in the amount of the Paline Taxes. In the case of any Claim or Proceeding described in the preceding sentence, the Party which has the right to control the conduct of the response to or defense of any such Claim or Proceeding is hereafter referred to as the “Tax Control Party” and the other Party is hereafter referred to as the “Tax Non-Control Party.” The following procedures shall apply in the case of any Claim or Proceeding described in the first sentence of this Section 7.6 (except, in the case of a Proceeding involving a Tax Return described in Section 7.3(c), only in respect of any matter relating to Taxes with respect to the Companies):
          (a) The Tax Non-Control Party and any counsel or Tax advisor of its choice shall be entitled to attend and participate in any such Claim or Proceeding at the Tax Non-Control Party’s sole cost and expense.
          (b) The Tax Control Party shall not agree to any settlement of such a Claim or Proceeding without the prior written consent of the Tax Non-Control Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) If the Tax Control Party or any Affiliate thereof receives any written or oral communication from a Governmental Authority with respect to such Claim or Proceeding, then the Tax Control Party shall promptly notify the Tax Non-Control Party in writing of the existence of such Claim or Proceeding and provide the Tax Non-Control Party with a copy of any written correspondence relating to such Claim or Proceeding.
          (d) If the Tax Control Party does not elect to control the conduct of the response to or defense of any such Claim or Proceeding, the Tax Non-Control Party shall have the right to do so.
          Any breach by the Tax Control Party of an obligation described in this Section 7.6 shall not relieve the Tax Non-Control Party of its obligations under Section 2.4(b), this Article VII or Article XI except to the extent the Tax Non-Control Party is actually prejudiced by such failure. The Parties agree that the procedures described in this Section 7.6, and not the procedures described in Section 11.4(c), shall govern with respect to Claims or Proceedings described in this Section 7.6 to the extent of

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any inconsistency in such procedures. The Parties shall (and shall cause their Affiliates to) cooperate with each other in the conduct of any Claim or Proceeding described in this Section 7.6.
ARTICLE VIII
CLOSING CONDITIONS
     Section 8.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer, Seller and Lion to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived, in whole or in part, by Buyer, Seller and Lion, acting jointly, to the extent permitted by Law:
          (a) The applicable waiting period under the HSR Act and any extensions thereof shall have terminated or expired and no temporary restraining order, preliminary or permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority or Stock Exchange shall be in effect preventing the consummation of the Contemplated Transactions.
          (b) With regards to the DPA, either (i) CFIUS shall have advised the Parties in writing that the Contemplated Transactions, and Buyer’s ownership of the Companies or the Lion Shares, is not a covered transaction under the DPA; (ii) CFIUS shall have advised the Parties in writing that CFIUS has determined to conclude its action with respect to the Contemplated Transactions and Buyer’s ownership of the Companies or the Lion Shares, pursuant to the DPA; or (iii) the President of the United States shall have announced, pursuant to 50 U.S.C. App. Section 721(d), his decision not to exercise his authority under the DPA with respect to the Contemplated Transactions or Buyer’s ownership of the Companies or the Lion Shares.
          (c) There shall not be pending or threatened any Proceeding instituted by any Governmental Authority or Stock Exchange to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, Buyer’s ownership of the Companies or the Companies’ operation of the Business after the Closing.
     Section 8.2 Additional Conditions to Seller’s and Lion’s Obligations. The obligations of Seller and Lion to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by Seller and Lion, in whole or in part, to the extent permitted by Law:
          (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 8.2(a), all materiality qualifications (other than “Threshold Amount” qualifications) contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date (other than the term “current” or “currently”) shall have been true and correct only on such date), except for failures that have not had or would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.
          (b) Buyer shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to

Stock Purchase Agreement

the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to that effect.
          (c) All Third-Person Consents and Authorizations listed in Schedule 8.2(c) shall have been obtained.
          (d) The Delek Shares to be issued pursuant to Section 3.2(a)(ii) shall have been approved for listing by the New York Stock Exchange.
          (e) The estimated amount of Lion Payments and Transfers to be made on, as of or prior to the Closing Date, as reasonably estimated and valued by Seller, shall, in the aggregate, equal or exceed the principal balance of the Lion/Ergon Debt as of the Closing less an amount equal to $16 million (such $16 million amount being the “Lion/Ergon Debt Threshold”); provided, however, that Buyer shall have the right, but not the obligation, to agree to cause Seller to be paid at the Closing an amount in cash (by wire transfer of immediately available funds) equal to the unpaid principal balance of the Lion/Ergon Debt (after taking into account the Lion Payments and Transfers to be made on, as of or prior to the Closing Date, as reasonably estimated and valued by Seller) that is in excess of the Lion/Ergon Debt Threshold and in such event this Closing Condition shall be deemed satisfied.
          (f) Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Buyer Material Adverse Effect, and Seller shall have received a certificate of either the chief executive officer or the chief financial officer of Buyer, dated the Closing Date, to the effect that, to the knowledge of such officer, there has been no such event or series of events.
     Section 8.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Law:
          (a) Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 8.3(a), all materiality qualifications (other than “Threshold Amount” qualifications and the materiality or dollar amount qualifications set forth in Section 4.7(a) and Section 4.8) contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date (other than the term “current” or “currently”) shall have been true and correct only on such date), except for failures that have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.
          (b) Seller shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to that effect.
          (c) All Third-Person Consents and Authorizations listed in Schedule 8.3(c) shall have been obtained.
          (d) Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Material Adverse Effect, and Buyer shall have

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received a certificate of either the chief executive officer or the chief financial officer of Seller, dated the Closing Date, to the effect that, to the knowledge of such officer, there has been no such event or series of events.
ARTICLE IX
POST-CLOSING COVENANTS
     Section 9.1 Further Assurances. Seller and Buyer agree that, from time to time after the Closing Date, they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Related Agreements.
     Section 9.2 Access; Records. From and after the Closing Date, Buyer will (or will cause the Companies to) and Seller will, afford to the applicable other Party and its authorized representatives reasonable access during normal business hours to, and permission to take copies of, any financial Records or accounts related to the pre-Closing ownership and operation of the Business in the possession of such Party, and, if requested, will furnish to such other Party such additional information and reasonably cooperate with such other Party in such other respects, including the making of employees available to such other Party at such other Party’s expense (except to the extent such other Party is entitled to indemnification therefor pursuant to Article XI) as witnesses or deponents, as such other Party may reasonably request for (a) financial reporting or (b) purposes of investigating Claims or conducting Proceedings. Buyer and Seller shall not destroy or dispose of any such Records and accounts related to the pre-Closing ownership and operation of the Business for a period of seven years, or such longer period as may be required by Law, after the Closing Date without first offering to surrender to the applicable other Party such Records and accounts. To the extent not prohibited by Law, from and after the Closing Date, Seller shall promptly notify Buyer of any material Claims asserted or Proceedings initiated against Seller or any of its Affiliates with respect to, as a result of, arising out of, or in any way related to, Seller’s ownership, operation or conduct (as applicable) of the Lion Shares or the Business prior to the Closing. The Parties agree and acknowledge that the Companies shall be intended third party beneficiaries of this Section 9.2.
     Section 9.3 Confidentiality.
          (a) For a period of three years immediately following the Closing Date, except as may be required by any Law or as otherwise expressly contemplated herein or as necessary to enforce any of its rights hereunder or defend any Claim hereunder, Seller shall treat and hold (and shall cause its Affiliates to treat and hold) and not disclose (or permit to disclose) to any Person any information relating to the Companies or the Business which is non-public information, including information relating to the Business, financial condition, operations, assets and liabilities of the Companies, business plans, business methods, plant and equipment specifications, financial reports, statements and projections, client lists, marketing materials, project plans and production models (collectively, the “Confidential Information”) and refrain (and shall cause its Affiliates to refrain) from using any of the Confidential Information except in connection with this Agreement or the enforcement of their rights hereunder; provided, however, that Seller may continue to use client lists in its possession as of the Closing Date to the same extent used in Seller’s business during the 24-month period preceding the Closing Date, and Seller may disclose or use such Confidential Information as follows: (i) in connection with the Contemplated Transactions, to its Affiliates and their employees, lenders, counsel, or accountants, which shall agree to maintain the confidentiality thereof; (ii) to comply with any Law or Order (or any order of a Stock Exchange), provided, that prior to making any such disclosure the disclosing Person shall (A) provide written notification to Buyer of any Proceeding of which it is aware, or any action taken by a Stock Exchange,

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which may result in disclosure, the nature of such information to be disclosed, and a description of the legal or Stock Exchange provisions requiring such disclosure, and (B) use all Commercially Reasonable Efforts to limit or prevent such disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the disclosing Person or its Affiliates; and (iv) to the extent that the same information becomes available to the disclosing Person on a non-confidential basis from a source other than Seller or its Affiliates, which source is not prohibited from disclosing such information by any legal, contractual, or fiduciary obligation. The Parties agree and acknowledge that the Companies shall be intended third party beneficiaries of this Section 9.3.
          (b) From and after the Closing Date, the Confidentiality Agreement shall terminate and be of no further force or effect. To the extent (and only to the extent) the Confidentiality Agreement conflicts with the terms of this Agreement, the Confidentiality Agreement is hereby modified so that it is consistent with this Agreement.
          (c) The Parties agree and acknowledge that Buyer and the Companies would not have an adequate remedy at law for the breach or threatened breach by Seller of the covenants and agreements set forth in this Section 9.3 and, accordingly, Seller further agrees that, notwithstanding the provisions of Section 12.10, Buyer or Lion shall, in addition to the other remedies which may be available to it hereunder, be entitled to specific performance and injunctive relief to enjoin Seller from such breach or threatened breach, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required from Buyer or Lion.
     Section 9.4 Asphalt Inventory.
          (a) From and after the Closing, Buyer shall cause the Companies to store the Asphalt Inventory on behalf of Ergon Asphalt & Emulsions at no cost to Ergon Asphalt & Emulsions in substantially the same manner and to follow substantially the same standard of care as the Companies did in storing asphalt prior to the Closing. Ergon Asphalt & Emulsions shall continue to bear the physical risk of loss over the Asphalt Inventory from and after the Closing (including during the Asphalt Sales Period).
          (b) During the period commencing on the later of the Closing Date and May 1, 2011, and ending on October 31, 2011 (the “Asphalt Sales Period”), Buyer shall cause the Companies to sell the Asphalt Inventory to Third Persons on behalf of Ergon Asphalt & Emulsions in accordance with the Asphalt Sales Agreement.
          (c) The Parties agree and acknowledge that Ergon Asphalt & Emulsions shall be an intended third party beneficiary of this Section 9.4.
     Section 9.5 Post-Closing Restrictions on Hiring of Key Employees.
          (a) Until the second annual anniversary of the Closing Date, without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates not to, hire any individual named in Schedule 9.5(a). The Parties agree and acknowledge that the Companies shall be intended third party beneficiaries of this Section 9.5(a).
          (b) Until the second annual anniversary of the termination of the Seller Transition Services Agreement, without the prior written consent of Seller, Buyer shall not, and shall cause its Affiliates (including the Companies) not to, hire any individual named in Schedule 9.5(b). The Parties agree and acknowledge that the Seller’s Subsidiaries shall be intended third party beneficiaries of this Section 9.5(b).

Stock Purchase Agreement

          (c) The Parties agree and acknowledge that Buyer, the Companies, Seller, and its Subsidiaries would not have an adequate remedy at law for the breach or threatened breach by Seller or Buyer of the covenants and agreements set forth in Section 9.5(a) or Section 9.5(b), and, accordingly, the Parties further agree that, notwithstanding the provisions of Section 12.10, the Parties may, in addition to the other remedies which may be available to them hereunder, file suit in equity to enjoin Seller, Buyer or Lion, as applicable, from such breach or threatened breach, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required from Buyer, Lion or Seller, as applicable.
     Section 9.6 Removal of Legend. As of the date the Delek Shares may be freely sold by a Holder (as defined in the Registration Rights Agreement) without any restriction on the volume or manner of sale or any other limitations under Rule 144 under the Securities Act, if the stock certificate for such Delek Shares still bears the restrictive legend set forth in Exhibit A, Buyer agrees, upon request of such Holder, to take all steps necessary to promptly effect the removal of such restrictive legend from the stock certificate, and Buyer shall bear all third party costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Holder provides to Buyer any information Buyer or its transfer agent reasonably deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including certifications that the Holder is not an Affiliate of Buyer and regarding the length of time the Delek Shares have been held.
     Section 9.7 Operation of Business. During the period commencing at the Closing and ending at the Measurement Time, Buyer (with respect to the Companies and the Business) or Lion shall, and shall cause the Companies to operate and maintain the properties and assets of the Companies and the Business in the ordinary course of business (including maintenance of appropriate insurance coverages with respect to the assets to be measured hereunder as of the Measurement Time) and not enter into or effect any transaction outside the ordinary course of business; provided that the Companies shall be permitted to enter into financing arrangements during such period and the Parties agree that the impact of such financing arrangements shall not be taken into account in the determination of Adjusted Net Working Capital.
ARTICLE X
TERMINATION
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Seller and Buyer;
          (b) by Seller upon notice to Buyer, (i) in the event the Closing shall not have occurred as of 11:59 P.M. on the Termination Date or (ii) in the event any of the conditions set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment on or prior to the Termination Date, provided that in the case of either clause (i) or (ii) the failure to Close is not due to any breach by Seller or Lion of any of their respective representations, warranties or covenants contained in this Agreement;
          (c) by Buyer upon notice to Seller, (i) in the event the Closing shall not have occurred as of 11:59 P.M. on the Termination Date or (ii) in the event any of the conditions set forth in Section 8.1 or Section 8.3 shall have become incapable of fulfillment on or prior to the Termination Date, provided that in the case of either clause (i) or (ii) the failure to Close is not due to any breach by Buyer of any of its representations, warranties or covenants contained in this Agreement; or

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          (d) by Buyer upon notice to Seller at any time prior to the Closing (without any obligation to state the reason therefor), which notice shall contain an irrevocable election to terminate this Agreement and a release by Buyer of all Claims related to the Deposit.
     Section 10.2 Effect of Termination.
          (a) General. Except for this Section 10.2, Section 11.6(d), Section 11.6(e) and Article XII (and the definitions related to any of the foregoing), this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (i) there shall be no liability in connection with this Agreement on the part of any of Seller, Buyer or Lion or any of their respective officers or directors to any other Party hereto and (ii) all rights and obligations of any Party under this Agreement shall cease; provided, however, that any such termination shall not relieve any Party from liability for any material breach of this Agreement occurring prior to such termination, except as provided below in this Section 10.2.
          (b) Deposit.
               (i) Notwithstanding Section 10.2(a) to the contrary, in the event this Agreement is terminated by Buyer pursuant to Section 10.1(d), except for this Section 10.2, Section 11.6(d), Section 11.6(e) and Article XII (and the definitions related to any of the foregoing), this Agreement shall become of no further force or effect and (A) Seller shall be entitled to retain the Deposit and any interest earned thereon as a termination fee, (B) there shall be no liability in connection with this Agreement on the part of any of Seller, Buyer or Lion or any of their respective officers or directors to any other Party hereto, (C) all rights and obligations of any Party under this Agreement shall cease and (D) each Party hereby waives any and all rights to make any Claims against any other Party with respect to such other Party’s obligations under this Agreement. For the avoidance of doubt, in no event shall Seller or Lion have the right to (and they hereby waive, release and discharge any right to) (1) seek or otherwise obtain specific performance of the Obligations of Buyer under this Agreement, or (2) collect any amounts in excess of the Deposit upon any termination of this Agreement pursuant to Section 10.1(d).
               (ii) In the event (A) all of the conditions to the obligations of Buyer to consummate the Contemplated Transactions set forth in Section 8.1 and Section 8.3 shall have been fully satisfied on or before the Termination Date (other than the execution and delivery of the Related Agreements), (B) notwithstanding full satisfaction of all such Closing Conditions Buyer refuses to consummate the Contemplated Transactions while Seller and Lion stand ready and able to complete the Closing (including the transactions contemplated to be completed by Seller and Lion pursuant to Section 3.2, other than the execution and delivery of the Related Agreements), (C) Buyer has not terminated this Agreement pursuant to Section 10.1, and (D) this Agreement is terminated by Seller pursuant to Section 10.1(b), then, except for this Section 10.2, Section 11.6(d), Section 11.6(e) and Article XII (and the definitions related to any of the foregoing), this Agreement shall become of no further force or effect, and (1) Seller shall be entitled to retain the Deposit and any interest earned thereon, without any further action, as Seller’s sole remedy and source of recovery for any Claims or Losses related to or arising from Buyer’s breach of this Agreement or the failure of the Closing to occur, and the Parties shall mutually release each other from any residuary Claims they may have against each other for Losses related to or arising from any breach of this Agreement, the failure of the Closing to occur or the negotiations and execution of this Agreement, (2) there shall be no liability in connection with this Agreement on the part of any of Seller, Buyer or Lion or any of their respective officers or directors to any other Party hereto, (3) all rights and obligations of any Party under this Agreement shall cease and (4) each Party hereby waives any and all rights to make any Claims against any other Party with respect to such other Party’s obligations under this Agreement. In no event shall Seller, Lion or any of their respective Affiliates seek

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equitable relief or seek to recover from Buyer or any of its Affiliates any money damages in excess of the Deposit upon any termination of this Agreement under the circumstances described in this Section 10.2(b)(ii), and Seller and Lion hereby waive, release and discharge any and all rights with respect to the foregoing. For the avoidance of doubt, in no event shall Seller or Lion have the right to seek or otherwise obtain specific performance of the Obligations of Buyer under this Agreement.
               (iii) If this Agreement is terminated pursuant to Section 10.1 for any reason other than the reasons described in Section 10.2(b)(i) and Section 10.2(b)(ii), then Seller shall return to Buyer the Deposit, plus interest actually earned thereon in the segregated account referred to in Section 2.3(a) from the Execution Date to the date of such return, on the first Business Day after the date of such termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.
               (iv) Each of the Parties acknowledges that the retention of the Deposit and any interest thereon by Seller is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such Deposit may be retained for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impracticable to calculate with precision.
     Section 10.3 Specific Performance. In addition to any other right or remedy to which Buyer may be entitled under this Agreement (including this Article X), at law or in equity, in the event all of the conditions to the obligations of Seller and Lion to consummate the Contemplated Transactions set forth in Section 8.1 and Section 8.2 shall have been fully satisfied on or before the Termination Date (other than the execution and delivery of the Related Agreements), and, notwithstanding full satisfaction of all such Closing Conditions Seller or Lion refuses to consummate the Contemplated Transactions while Buyer stands ready and able to complete the Closing (including the transactions contemplated to be completed by Buyer pursuant to Section 3.2), Buyer shall be entitled to enforce the obligations of Seller and Lion to consummate the Contemplated Transactions pursuant to this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, without posting any bond or other undertaking.
ARTICLE XI
INDEMNIFICATION AND REMEDIES
     Section 11.1 Survival of Representations and Warranties.
          (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of two years after the Closing Date; provided, however:
               (i) the representations and warranties in Section 4.13 shall survive the Closing until the expiration of the statute of limitations (including all extensions thereof) applicable to the underlying matter giving rise to that Claim; and
               (ii) the representations and warranties in Section 4.1(a), Section 4.1(b), Section 4.2 and Section 4.3 (the “Seller Fundamental Representations and Warranties”) shall survive the Closing forever.
          (b) Subject to the limitations and other provisions of this Agreement, the representations and warranties of Buyer contained in this Agreement shall survive the Closing and shall

Stock Purchase Agreement

remain in full force and effect for a period of two years after the Closing Date; provided, however, that the representations and warranties in Section 5.1 and Section 5.2 (the “Buyer Fundamental Representations and Warranties”) shall survive the Closing forever.
     Section 11.2 Indemnification Provisions for Benefit of Buyer.
          (a) If the Closing occurs, Seller hereby agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Claims and Losses actually suffered or incurred by them to the extent arising out of, resulting from or relating to:
               (i) the breach of any representation or warranty of Seller contained in this Agreement (“Seller Representation and Warranty Losses”);
               (ii) the breach of any covenant or agreement of Seller (or Lion prior to the Closing) contained in this Agreement; and
               (iii) any material misstatement in or material omission from any Seller Provided Materials and arising out of, resulting from or relating to Buyer’s negotiations with the Lion Minority Shareholders for the purchase of their equity interests in Lion, to the extent such Seller Provided Materials are included in the information or materials that Buyer provides to the Lion Minority Shareholders in connection with the purchase of their equity interests in Lion.
          (b) No Claim may be asserted or commenced against Seller pursuant to Section 11.2(a)(i) unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 11.1(a); provided, however, that no such Claim may be asserted or commenced by any Buyer Indemnitee against Seller to the extent arising out of, resulting from or relating to any breach of any representation or warranty of which Buyer had Knowledge on or prior to the Closing Date and for which Buyer failed to deliver written notice thereof to Seller prior to the Closing.
          (c) No Claim may be made against Seller for indemnification pursuant to Section 11.2(a)(i) unless the aggregate amount of all Seller Representation and Warranty Losses shall exceed the Seller Indemnification Deductible, after which point Seller will be obligated only to indemnify, defend and hold harmless the Buyer Indemnitees from and against such Losses to the extent they exceed the Seller Indemnification Deductible but are less than or equal to the Seller Indemnification Ceiling. Notwithstanding the foregoing provisions of this Section 11.2(c): (i) the limitations on Seller’s indemnification obligations set forth in the preceding sentence of this Section 11.2(c) shall not apply to Losses resulting from fraud by Seller or Lion in the negotiation or execution of this Agreement; and (ii) the Seller Indemnification Deductible shall not apply and the Seller Indemnification Ceiling shall be increased by the aggregate amount of principal payments irrevocably paid by Lion under the New Lion Note, but only with respect to any Losses resulting from any breach by Seller of the Seller Fundamental Representations and Warranties.
          (d) For purposes of this Section 11.2, in the event Buyer suffers a Loss due to a breach by Seller of any representation and warranty that is qualified as to materiality by the words “except for any matters that would not result in an adverse effect in excess of the Threshold Amount,” or words of similar effect, then the entire amount of the Loss resulting from such breach (and not just the amount in excess of the Threshold Amount) shall be included in the calculation of the Seller Representation and Warranty Losses; provided that the provisions of this Section 11.2(d) shall not be construed to provide for the aggregation of Losses that are less than the Threshold Amount for separate

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breaches of the same representation and warranty that do not arise out of the same set of facts or circumstances.
          (e) For the avoidance of doubt, unless consented to in writing by Buyer, Seller shall not have the right to reduce the amount of the unpaid principal or the accrued and unpaid interest under the New Lion Note in lieu of indemnifying, defending and holding harmless the Buyer Indemnitees from and against any Claims or Losses for which Seller is liable under this Agreement.
     Section 11.3 Indemnification Provisions for Benefit of Seller.
          (a) If the Closing occurs, Buyer hereby agrees to indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:
               (i) the breach of any representation or warranty of Buyer contained in this Agreement (“Buyer Representation and Warranty Losses”);
               (ii) the breach of any covenant or agreement of Buyer contained in this Agreement; and
               (iii) Buyer’s negotiations with or disclosures to the Lion Minority Shareholders for the purchase of their equity interests in Lion (excluding any Claim or Loss of the type and to the extent described in Section 11.2(a)(iii)).
          (b) No Claim may be asserted or commenced against Buyer pursuant to Section 11.3(a)(i) unless written notice of such Claim is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 11.1(b); provided, however, that no such Claim may be asserted nor commenced by any Seller Indemnitee against Buyer to the extent arising out of, resulting from or relating to any breach of any representation or warranty of which Seller had Knowledge on or prior to the Closing Date and for which Seller failed to deliver written notice thereof to Buyer prior to the Closing.
          (c) No Claim may be made against Buyer for indemnification pursuant to Section 11.3(a)(i) unless the aggregate amount of all Buyer Representation and Warranty Losses shall exceed the Buyer Indemnification Deductible, after which point Buyer will be obligated only to indemnify, defend and hold harmless the Seller Indemnitees from and against such Losses to the extent they exceed the Buyer Indemnification Deductible but are less than or equal to the Buyer Indemnification Ceiling. Notwithstanding the foregoing provisions of this Section 11.3(c), the limitations on Buyer’s indemnification obligations set forth in the preceding sentence of this Section 11.3(c) shall not apply to Losses resulting from (i) any breach by Buyer of the Buyer Fundamental Representations and Warranties or (ii) fraud by Buyer in the negotiation or execution of this Agreement.
     Section 11.4 Indemnification Procedures.
               (a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 11.4, the “Indemnified Party”), shall give the indemnifying party under Section 11.2 or Section 11.3, as applicable (for purposes of this Section 11.4, the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which

Stock Purchase Agreement

such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article XI except to the extent the Indemnifying Party is actually prejudiced by such failure.
          (b) If any Third Person shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Indemnifying Party under this Article XI, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 11.4 except to the extent the Indemnifying Party is actually prejudiced by such failure.
          (c) Except as provided in Section 7.6, the Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim if, in either case, it would (i) include the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) include any financial obligation to be paid by the Indemnified Party or (iii) include or be reasonably be expected to have any material sanction, material restriction or material adverse effect on or change to the business, properties, financial condition or results of operations of the Indemnified Party (unless and to the extent such sanction, restriction, adverse effect or change would reasonably be expected to have been imposed absent such Claim).
          (d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 11.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions (in each case provided that the Indemnifying Party is ultimately required to indemnify the Indemnified Party with respect to such Third Party Claim).
          (e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).
     Section 11.5 Determination of Losses; Apportionment of Losses.
          (a) The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or monetary recoupment (but excluding Tax benefits) actually received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, excluding any retrospective premium adjustments, if any) occasioned by such loss or damage. The Indemnified Party shall notify the Indemnifying Party promptly of any proceeds, payment or monetary recoupment actually received by the Indemnified Party and if the Indemnifying Party has previously made any payment to the Indemnified Party, the Indemnified Party shall promptly pay any amount obtained thereby to the Indemnifying Party to the extent of such amount being previously paid by the Indemnifying Party to the Indemnified Party. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of

Stock Purchase Agreement

the indemnity payment in accordance with this Section 11.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any Claim for which it is seeking indemnification and shall use Commercially Reasonable Efforts to minimize any costs or expenses associated with such Claim.
          (b) Without altering or affecting in any manner the foregoing provisions of this Article XI, to the extent that an Indemnifying Party and any one or more Indemnified Parties are each liable hereunder for Losses arising out of the same set of facts, circumstances or conditions, the Obligations associated with such Losses will be apportioned between the Indemnifying Party and the Indemnified Parties in proportion to the extent to which the activities of each such Party contributed to the cause of the Losses, taking into consideration all pertinent factors.
     Section 11.6 Further Limitations on Liability; Releases.
          (a) Each Party acknowledges and agrees that such Party’s sole and exclusive remedies with respect to any and all Claims relating to this Agreement and the Related Agreements and the Contemplated Transactions (other than Claims of, or causes of action arising from fraud in the negotiation or execution of this Agreement and the Related Agreements) shall be pursuant to the remedies expressly set forth in this Agreement and the Related Agreements.
          (b) If the Closing occurs, each Party, on its own behalf and on behalf of each of its successors and assigns, hereby expressly releases, waives and discharges, and covenants not to sue or otherwise assert any rights, remedies, Claims or other recourse against another Party or any of such other Party’s predecessors, successors or assigns with respect to, any cause of action or Claim not expressly provided for or retained in this Agreement or the Related Agreements, to the maximum extent permitted by Law.
          (c) To the extent necessary to give full effect to the provisions of this Section 11.6: (i) Buyer agrees that the rights, remedies and Claims of each of the other Buyer Indemnitees and each of its and their respective successors and assigns with respect to any of the matters referenced in the foregoing provisions of this Section 11.6 shall be limited to the same extent as provided above with respect to Buyer; and (ii) Seller agrees that the rights, remedies and Claims of each of the other Seller Indemnitees and each of its and their respective successors and assigns with respect to any of the matters referenced in the foregoing provisions of this Section 11.6 shall be limited to the same extent as provided above with respect to Seller. Each of the Parties acknowledges and agrees that with respect to any and all Claims relating to fraud in the negotiation or execution of this Agreement and the Related Agreements, the Parties each shall have all remedies available under Law, subject to the provisions of Section 12.9 and Section 12.11.
          (d) Notwithstanding anything in this Agreement to the contrary, no Party hereto shall be entitled to recover from any other Party hereto any amount in respect of exemplary, punitive, special, indirect, consequential, remote or speculative damages, including lost profits (except, to the extent that any of the foregoing are actually paid to a Third Person with respect to a Third-Party Claim, in which event such damages shall be considered part of Losses and shall be covered by the indemnification provisions set forth in this Article XI, as applicable).
          (e) All indemnifications, releases, disclaimers, and limitations on liability in this Agreement, including those in this Article XI, shall apply even in the event of the sole, joint or concurrent, active or passive, negligence, strict liability or fault of the Person whose liability is indemnified, released, disclaimed or limited (excluding gross negligence or willful misconduct).

Stock Purchase Agreement

     Section 11.7 No Multiple Recoveries. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, or covenant.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Entire Agreement; Amendment; Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. This Agreement may not be amended except by an instrument in writing authorized by Seller, Lion and Buyer and signed by Seller, Lion and Buyer. At any time prior to the Closing, either Seller or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Except as contemplated by Section 6.6, any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     Section 12.2 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and to the benefit of (a) the Buyer Indemnitees, (b) the Seller Indemnitees and (c) the Persons expressly referred to as intended third party beneficiaries of Section 9.2, Section 9.3, Section 9.4 and Section 9.5 (in the case of each of clause (a), (b) and (c), only with respect to the specific provisions that refer to such Persons), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 12.3 Assignment. This Agreement shall not be assigned by any Party except with the prior written consent of the other Parties; provided, however, that Buyer may assign its rights, title and interest hereunder and under the Related Agreements to lenders and other creditors, or agents or trustees acting on behalf of any of the foregoing (collectively, a “Collateral Assignee”), as security for the performance of obligations of Buyer to such financing sources, on the condition and with the understanding that, (a) to the extent of any such assignment, the Collateral Assignee shall be entitled, only upon written notice to Seller (and any of Seller’s Affiliates who are parties to the Related Agreements) of Collateral Assignee’s exercise of any such security (a “Foreclosure Notice”), to exercise any and all rights of Buyer hereunder and under the Related Agreements, (b) Seller and its Affiliates shall be entitled to rely unconditionally upon a Foreclosure Notice in making any payments or performance hereunder and under the Related Agreements to or for the benefit of the Collateral Assignee (or its designee(s) identified in the Foreclosure Notice), without thereby incurring any liability to Buyer or any of Buyer’s Affiliates, (c) neither Seller nor any of its Affiliates shall be obligated to grant any extensions of time for performance, waive any of their rights or remedies hereunder or under the Related Agreements, or assume any additional obligations or liabilities under this Agreement or the Related Agreements as a result of any collateral assignment of this Agreement to a Collateral Assignee or a Collateral Assignee’s exercise of its security so granted to it by Buyer and (d) neither a collateral assignment of this Agreement or the Related Agreements by Buyer to a Collateral Assignee nor any exercise by a Collateral Assignee of any security so granted to it by Buyer shall release Buyer from any of its obligations hereunder or under any Related Agreement to which it is a party.

Stock Purchase Agreement

     Without limiting the application of the foregoing provisions of this Section 12.3, Buyer’s rights under this Agreement may not be assigned (or reassigned) unless the assignee expressly assumes the obligations of Buyer under this Agreement and shall not be effective with respect to Seller unless and until a copy of the instrument of assignment and assumption, executed by the assignor and assignee, has been delivered to Seller. No assignment by any Party of any or all of its rights and interests hereunder shall relieve such Party of any of its obligations hereunder.
     Section 12.4 Public Announcements. None of Seller, Lion or Buyer will issue or make any press releases or similar public announcements concerning this Agreement or the Contemplated Transactions without the other Parties’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except as may be required by any Law or any applicable Stock Exchange requirement. In the event that a Party believes it is required to issue or make any press release or announcement, such Party shall (a) give prompt notice thereof to the other Parties, (b) allow such other Parties reasonable opportunity to review and provide comments with respect to the content of such press release or announcement and (c) use Commercially Reasonable Efforts to incorporate any reasonable comment from any other Party prior to any release or announcement.
     Section 12.5 Expenses. Except as otherwise expressly provided herein, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by Seller or Lion in connection with Seller’s or Lion’s negotiation, execution and delivery of this Agreement and the Related Agreements and performance by Seller or Lion of the Contemplated Transactions shall be paid by Seller; provided, however, that such costs and expenses that relate to Lion’s engagement of counsel, accountants and other experts to advise Lion’s board of directors regarding the Contemplated Transactions and the treatment of Lion Minority Shareholders, shall be paid by Lion. Except as otherwise expressly provided herein, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by Buyer in connection with Buyer’s negotiation, execution and delivery of this Agreement and the Related Agreements and the performance by Buyer of the Contemplated Transactions shall be paid by Buyer.
     Section 12.6 Headings; Disclosure Schedules; Data Room.
          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (b) The Seller Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in Article IV. In addition, the Seller Disclosure Schedules may be amended or supplemented in accordance with the provisions of Section 6.6. Any disclosure of an item in a specific section of the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section of the Seller Disclosure Schedules to which such disclosure is clearly relevant from the text of such disclosure. The listing (or inclusion of a copy) of a document or other item in the Seller Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document. In addition, the posting of any document or other item in the Data Room on or before the Execution Date shall be deemed to be a disclosure of such document or other item in any section of the Seller Disclosure Schedules to which such document or other item is clearly relevant; provided, however, this sentence shall only be applicable until March 31, 2011 and thereafter no document or other item posted in the Data Room, regardless of whether posted before or after the Execution Date, shall be deemed to be a disclosure of such document or other item in any section of the Seller Disclosure Schedules as a result of being posted in the Data Room.

Stock Purchase Agreement

          (c) The Buyer Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in Article V. In addition, the Buyer Disclosure Schedules may be amended or supplemented in accordance with the provisions of Section 6.6. Any disclosure of an item in a specific section of the Buyer Disclosure Schedules shall be deemed to have been disclosed in any other section of the Buyer Disclosure Schedules to which such disclosure is clearly relevant from the text of such disclosure. The listing (or inclusion of a copy) of a document or other item in the Buyer Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document.
     Section 12.7 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:
If to Seller or (prior to Closing) Lion, to:
Ergon, Inc.
2829 Lakeland Drive, Suite 2000
Jackson, MS 39232
Attention: Mr. Leslie B. Lampton, Chairman of the Board
Facsimile: 601-933-3350
with copies (which shall not constitute notice) to:
Watson & Jones, P.A.
2829 Lakeland Drive, Suite 1502
Jackson, MS 39232
Attention: J. Kevin Watson
Facsimile: 601-932-4400
If to Buyer or (after Closing) Lion, to:

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention: Chief Executive Officer
Facsimile: 615-224-1185
with copies (which shall not constitute notice) to:
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention: General Counsel
Facsimile: 615-435-1271
or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 12.7. Any such notice or communication shall be

Stock Purchase Agreement

effective (i) if delivered in person or by courier, upon actual receipt by or on behalf of the intended recipient, (ii) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor.
     Section 12.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.
     Section 12.9 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.
     Section 12.10 Dispute Resolution. Except as otherwise provided in Section 9.3, Section 9.5 and Section 10.3 of this Agreement or as otherwise expressly provided herein or in any of the Related Agreements (but only with respect thereto), all controversies, claims or disputes that arise out of or relate to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, or the commercial, economic or other relationship of the Parties, whether such controversy, claim or dispute is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise, shall be resolved in accordance with the Dispute Resolution Procedures set forth in Exhibit N.
     Section 12.11 Provisional and Emergency Measures and Specific Performance. Nothing in this Agreement shall prevent any Party from seeking provisional or emergency measures or specific performance from any federal or state courts located in Little Rock, Arkansas. In connection with any request for provisional or emergency measures or specific performance, each of the Parties (a) irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Little Rock, Arkansas, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address as specified in Section 12.7. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Arkansas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein. Any request for provisional or emergency measures or specific performance shall not be deemed incompatible with Section 12.10 or Exhibit N or a waiver of the right to arbitrate set forth in those provisions.
     Section 12.12 Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such

Stock Purchase Agreement

action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     Section 12.13 Relationship of the Parties. Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. The Parties acknowledge that, for purposes of this Agreement and the Related Agreements, (a) none of the Parties or their respective Affiliates shall be considered to be the agent or representative of the others for any purpose, (b) except as expressly provided in this Agreement, none of the Parties or their respective Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to any other Party or its Affiliates, and (c) none of the Parties or their respective Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their respective Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their respective Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their respective Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their respective Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their respective Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their respective Affiliates, or (iv) doing business with any customer of any of the Parties or any of their respective Affiliates. None of the Parties or their respective Affiliates shall have any obligation to offer any business opportunity to any other Party or its Affiliates, and they may modify or otherwise change any of their respective businesses or operations at any time.
     Section 12.14 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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Stock Purchase Agreement

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

Ergon, Inc.
By:	/s/ A. Patrick Busby
	Name:	A. Patrick Busby
	Title:	Executive Vice President and Chief Financial Officer

Lion Oil Company
By:	/s/ Richard E. Meeks
	Name:	Richard E. Meeks
	Title:	Senior Vice President — Refining

Delek US Holdings, Inc.
By:	/s/ Assi Ginzburg
	Name:	Assi Ginzburg
	Title:	EVP

By:	/s/ Frederec Green
	Name:	Frederec Green
	Title:	EVP

Signature Page to
Stock Purchase Agreement